Exhibit 10.15a

                            Asset Purchase Agreement


                                                                         ANNEX A

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG


                      AMERICAN COUNTRY INSURANCE COMPANY,

                   AMERICAN COUNTRY FINANCIAL SERVICES CORP.,

                        AMERICAN COUNTRY HOLDING CORP.,

                          THE WESTERN SYSTEMS CORP.,

                               DAVID R. MARKIN,

                              MARTIN L. SOLOMON,

                               ALLAN R. TESSLER,

                            WILMER J. THOMAS, JR.,

                               DANIEL R. DeLEO,

                                EDWIN W. ELDER

                                      AND

                             WAYNE R. HANNAH, JR.


                                 April 30, 1997

                               TABLE OF CONTENTS


                                                                                           Page
                                                                                          ------
ARTICLE I        TERMS OF PURCHASE AND SALE    .......................................        2
 1.1             Sale of the Company's Assets  .......................................        2
 1.2             Sale of ACFS Assets  ................................................        2
 1.3             Assumption of Company Liabilities   .................................        2
 1.4             Assumption of ACFS Liabilities   ....................................        2
 1.5             Deliveries  .........................................................        2
 1.6             The Closing    ......................................................        3
 1.7             Purchase Price and Payment    .......................................        3
 1.8             Liabilities    ......................................................        3
ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 AND ACFS, AND ACHC REGARDING THE COMPANY AND ACFS  ..................        4
 2.1             Organization   ......................................................        4
 2.2             Financial Statements    .............................................        4
 2.3             Absence of Certain Changes or Events   ..............................        5
 2.4             Title to Assets   ...................................................        6
 2.5             Proprietary Information    ..........................................        6
 2.6             Commitments    ......................................................        6
 2.7             Litigation  .........................................................        7
 2.8             Compliance with Laws    .............................................        7
 2.9             Corporate Power and Authority; No Conflicts  ........................        7
 2.10            Employee Benefit Plans  .............................................        8
 2.11            Consents    .........................................................       10
 2.12            Subsidiaries   ......................................................       10
 2.13            Real Property; Leases   .............................................       10
 2.14            Environmental Matters   .............................................       10
 2.15            Undisclosed Liabilities    ..........................................       11
 2.16            Insurance Coverage   ................................................       11
 2.17            Insurance Reports; Regulatory Filings  ..............................       11
 2.18            Labor Relations   ...................................................       11
 2.19            Reserves    .........................................................       11
 2.20            Insurance Business   ................................................       12
 2.21            Investments    ......................................................       13
 2.22            Disclosure  .........................................................       13
 2.23            Disclaimer  .........................................................       13
ARTICLE III      REPRESENTATIONS AND WARRANTIES OF ACHC AND THE
                 FORMER SHAREHOLDERS  ................................................       13
 3.1             Litigation  .........................................................       13
 3.2             Power and Authority; No Conflict    .................................       14
 3.3             [Intentionally omitted.]   ..........................................       14
 3.4             Disclosure  .........................................................       14
 3.5             [Intentionally omitted.]   ..........................................       14
 3.6             Relationship of the Former Shareholders with Related Persons   ......       14
 3.7             Title    ............................................................       14
 3.8             Disclaimer  .........................................................       14
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE BUYERS
                 AND WESTERN    ......................................................       15
 4.1             Organization   ......................................................       15
 4.2             Corporate Power and Authority; No Conflicts  ........................       15
 4.3             Consents    .........................................................       15
 4.4             Availability of Funds   .............................................       15
 4.5             Litigation  .........................................................       16
 4.6             Vote Required  ......................................................       16
 4.7             Western Vote   ......................................................       16

ARTICLE V         COVENANTS OF THE COMPANY, ACFS, ACHC AND THE
                  FORMER SHAREHOLDERS  ................................................    16
 5.1              Conduct of Business  ................................................    16
 5.2              Access   ............................................................    17
 5.3              Further Assurances   ................................................    18
 5.4              Acquisition Proposals   .............................................    18
 5.5              Advice of Changes    ................................................    18
 5.6              Interim Financial Information    ....................................    18
 5.7              Termination of Affiliate Arrangements  ..............................    18
 5.8              Non-Competition Agreements    .......................................    18
 5.9              Consents    .........................................................    18
 5.10             Insurance Licenses   ................................................    18
ARTICLE VI        COVENANTS OF THE BUYERS AND WESTERN    ..............................    19
 6.1              Books and Records; Personnel  .......................................    19
 6.2              Assumed Liabilities  ................................................    19
 6.3              Further Assurances   ................................................    19
 6.4              Conduct Prior to Closing   ..........................................    20
 6.5              Insurance License and Permit Application; Form A Filing  ............    20
 6.6              Western Corporate Action   ..........................................    20
 6.7              Formation of Sub 1 and Sub 2  .......................................    20
ARTICLE VII       ADDITIONAL COVENANTS    .............................................    20
 7.1              Tax Matters    ......................................................    20
 7.2              HSR Act Notification    .............................................    21
 7.3              SEC Reports    ......................................................    22
 7.4              Meeting of Stockholders    ..........................................    22
 7.5              Proxy Statement   ...................................................    22
 7.6              Best Efforts; Consents; Filings  ....................................    22
 7.7              Public Announcement  ................................................    22
 7.8              Name  ...............................................................    23
 7.9              Non-Competition Covenant   ..........................................    23
ARTICLE VIII      CONDITIONS TO THE OBLIGATIONS OF THE BUYERS AND WESTERN  ............    24
 8.1              Representations, Warranties and Covenants of the Company, ACFS, ACHC
                  and the Former Shareholders   .......................................    24
 8.2              Litigation  .........................................................    24
 8.3              Stockholder Approval; Third Party Consents   ........................    24
 8.4              Governmental Consents   .............................................    24
 8.5              Opinion of the Sellers= Counsel  ....................................    24
 8.6              No Material Adverse Change    .......................................    24
 8.7              Best's Rating  ......................................................    24
 8.8              Insurance Department Examination    .................................    24
 8.9              Indemnification from Checker Motors Corporation    ..................    25
 8.10             Name  ...............................................................    25
 8.11             Assumption Agreements   .............................................    25
 8.12             Section 1445 Certificate   ..........................................    25
 8.13             Payment of Amended and Restated Buyer Notes  ........................    25
ARTICLE IX        CONDITIONS TO THE OBLIGATIONS OF THE SELLERS,
                  ACHC AND THE FORMER SHAREHOLDERS    .................................    25
 9.1              Representations, Warranties and Covenants of the Buyer   ............    25
 9.2              Litigation  .........................................................    25
 9.3              [Intentionally omitted.]   ..........................................    25
 9.4              Governmental Consents   .............................................    25
 9.5              Releases    .........................................................    26
 9.6              Opinion of the Counsel to the Buyers and Western   ..................    26
 9.7              Assumption Agreements   .............................................    26
 9.8              Stockholder Approval    .............................................    26

ARTICLE X        COVENANTS RELATED TO EMPLOYMENT AND EMPLOYEE BENEFITS
                 ARRANGEMENTS   .......................................    26
      10.1       Assumption of Pension Plan    ........................    26
      10.2       Assumption of 401(k) Plan  ...........................    26
      10.3       Employment  ..........................................    26
      10.4       Indemnity   ..........................................    26
      10.5       Benefit Plans  .......................................    26
ARTICLE XI       TERMINATION PRIOR TO CLOSING  ........................    27
      11.1       Termination    .......................................    27
      11.3       Effect of Termination   ..............................    27
ARTICLE XII      MISCELLANEOUS  .......................................    27
      12.1       Survival    ..........................................    27
      12.2       Indemnification   ....................................    28
      12.3       Interpretive Provisions    ...........................    29
      12.4       Entire Agreement  ....................................    29
      12.5       Successors and Assigns  ..............................    29
      12.6       Headings    ..........................................    29
      12.7       Modification and Waiver    ...........................    29
      12.8       Broker's Fees  .......................................    29
      12.9       Expenses    ..........................................    30
      12.10      Consulting Fees   ....................................    30
      12.11      Notices  .............................................    30
      12.12      Governing Law  .......................................    32
      12.13      Counterparts   .......................................    32
      12.14      Certain Definitions  .................................    32
      12.15      No Third Party Beneficiaries  ........................    37

                           ASSET PURCHASE AGREEMENT

     This Agreement, made and entered into as of April 30, 1997 (the "Agreement"), by and among American Country Insurance Company, an Illinois insurance company (the "Company"), American Country Financial Services Corp., an Illinois corporation ("ACFS" and, together with the Company, the "Sellers" and either of the Sellers individually, a "Seller"), American Country Holding Corp., a Delaware corporation ("ACHC"), The Western Systems Corp., a Delaware corporation ("Western"), David R. Markin ("Markin"), Martin L. Solomon ("Solomon"), Allan R. Tessler ("Tessler"), Wilmer J. Thomas, Jr. ("Thomas"), Daniel R. DeLeo ("DeLeo"), Edwin W. Elder ("Elder") and Wayne R. Hannah, Jr. ("Hannah" and, collectively with Markin, Solomon, Tessler, Thomas, DeLeo and Elder, the "Former Shareholders"). The Sellers, ACHC, Sub 2 (defined below), Western, the Former Shareholders and Sub 1 (defined below) are referred to collectively herein as the "Parties."

                             W I T N E S S E T H :

     WHEREAS, the Company is a wholly owned subsidiary of ACHC;

     WHEREAS, ACFS is a wholly owned subsidiary of the Company;

     WHEREAS, Western, through its wholly-owned subsidiaries, desires to purchase and the Company desires to sell substantially all of the Company's assets upon the terms and subject to the conditions set forth herein; and

     WHEREAS, (i) prior to the closing of the purchase of the assets of the Company, Western intends to form a wholly-owned subsidiary of Western, which, upon its formation, is expected to be an Illinois company, and Western intends to cause such subsidiary to become a party to this Agreement as a Buyer ("Sub 2" or a "Buyer") and (ii) prior to the closing of the purchase of the assets of the Company, Western intends to form another wholly-owned subsidiary of Western, which, upon its formation, is expected to be an Illinois insurance company, and Western intends to cause such subsidiary to become a party to this Agreement as a Buyer ("Sub 1" or a "Buyer" and, together with Sub 2, the "Buyers" (it being understood that, where appropriate, the term "Buyers" as used herein shall be deemed to include Sub 2 and Sub 1, each upon its formation and execution by it of a counterpart of this Agreement as contemplated by Section 6.7 hereof)).

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the Parties do hereby agree as follows (Section 12.14 hereof sets forth the definitions of capitalized terms used herein, or references the Sections in which such terms are defined):

                                   ARTICLE I

                          TERMS OF PURCHASE AND SALE

 1.1 Sale of the Company's Assets.

     (a) Company Assets to be Sold. On the Closing Date and subject to the terms and conditions of this Agreement, the Company shall sell, convey, transfer, assign and deliver to Sub 1, and Western shall cause Sub 1 to purchase from the Company, all of the Company's right, title and interest in and to, the assets, properties, rights and business of the Company of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of the Company, including, without limitation, all assets, properties, rights and business of the Company, other than the Company Excluded Assets, as the same may exist on the Closing Date (collectively, the "Company Acquired Assets").

     (b) Company Assets Excluded from Sale. Anything herein to the contrary notwithstanding, the right, title and interest of the Company in and to the assets of the Company listed on Exhibit 1.1(b) hereto (the "Company Excluded Assets") shall not be purchased and sold hereunder, and the Company shall retain all right, title and interest thereto.

 1.2 Sale of ACFS Assets.

     (a) On the Closing Date and subject to the terms and conditions of this Agreement, ACFS shall sell, convey, transfer, assign and deliver to Sub 2 and Western shall cause Sub 2 to purchase from ACFS, all of ACFS's right, title and interest in and to the assets, properties, rights and business of ACFS of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of ACFS, including, without limitation, all assets, properties, rights and business of ACFS, other than the ACFS Excluded Assets, as the same may exist on the Closing Date (collectively, the "ACFS Acquired Assets" and, together with the Company Acquired Assets, the "Acquired Assets").

     (b) ACFS Assets Excluded from Sale. Anything herein to the contrary notwithstanding, the right, title and interest of ACFS in and to the assets of ACFS listed on Exhibit 1.2(b) hereto (the "ACFS Excluded Assets" and, together with the Company Excluded Assets, the "Excluded Assets") shall not be purchased and sold hereunder, and ACFS shall retain all right, title and interest thereto.


 1.3 Assumption of Company Liabilities.

     (a) Company Liabilities to be Assumed. Upon the terms and subject to the conditions of this Agreement, at the Closing, Western shall cause Sub 1 to assume, and agree to pay, perform and discharge when due, any and all debts, liabilities and obligations of the Company (whether fixed or contingent, matured or unmatured, arising by law or by contract or otherwise, other than the Company Excluded Liabilities (collectively, all such liabilities, other than the Company Excluded Liabilities, the "Company Assumed Liabilities").

     (b) Company Excluded Liabilities. Anything herein to the contrary notwithstanding, Sub 1 shall not assume the liabilities of the Company that are listed on Exhibit 1.3(b) hereto (collectively, the "Company Excluded Liabilities").

 1.4 Assumption of ACFS Liabilities.

     (a) ACFS Liabilities to be Assumed. Upon the terms and subject to the conditions of this Agreement, at the Closing, Western shall cause Sub 2 to assume, and agree to pay, perform and discharge when due, any and all debts, liabilities and obligations of ACFS (whether fixed or contingent, matured or unmatured, arising by law or by contract or otherwise, other than the ACFS Excluded Liabilities (collectively, all such liabilities, other than the ACFS Excluded Liabilities, the "ACFS Assumed Liabilities" and, together with the Company Assumed Liabilities, the "Assumed Liabilities").

     (b) ACFS Excluded Liabilities. Anything herein to the contrary notwithstanding, Sub 2 shall not assume the liabilities of ACFS that are listed on Exhibit 1.4(b) hereto (collectively, the "ACFS Excluded Liabilities" and, together with the Company Excluded Liabilities, the "Excluded Liabilities").

 1.5 Deliveries. At the Closing, (i) the Company shall deliver to Sub 1 duly executed instruments of transfer and assignment of the Company Acquired Assets (including, without limitation, the Company Assignment

Agreement) sufficient to vest in Sub 1 the interests in the Company Acquired Assets being conveyed at the Closing in accordance with the terms of this Agreement, (ii) ACFS shall deliver to Sub 2 duly executed instruments of transfer and assignment of the ACFS Acquired Assets (including, without limitation, the ACFS Assignment Agreement) sufficient to vest in Sub 2 the interests in the ACFS Acquired Assets being conveyed at the Closing in accordance with the terms of this Agreement, (iii) Western shall cause Sub 1 to deliver to the Company duly executed instruments of assumption (including, without limitation, the Reinsurance Assumption Agreement and the Company Assumption Agreement) evidencing the assumption by Sub 1 of the Company Assumed Liabilities and (iv) Western shall cause Sub 2 to deliver to ACFS duly executed instruments of assumption (including, without limitation, the ACFS Assumption Agreement) evidencing the assumption by Sub 2 of the ACFS Assumed Liabilities.

 1.6 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, commencing at 9:00 a.m., New York City time, on the date which is not later than five business days after the satisfaction (or waiver) of each of the conditions to the Buyers' and Western's obligations and the Sellers' and ACHC's obligations, as set forth in Articles VIII and IX, respectively, or at such other time or place or on such other date as may be mutually agreed to by the Parties in writing, subject to
Article XI hereof (the "Closing Date").

 1.7 Purchase Price and Payment. The aggregate purchase price to be paid by the Buyers for the Acquired Assets (the "Purchase Price") shall be an amount in cash equal to $40,250,000. Payment of the Purchase Price shall be in U.S. dollars, and shall be made, on the Closing Date, by wire transfer or delivery of other immediately available funds to the respective accounts of each of the Sellers at a bank or banks specified in advance in writing by each such Seller. Within six months after the Closing, the Buyers shall deliver a schedule to the Sellers allocating the sum of the Purchase Price and the Assumed Liabilities between the Company and ACFS and among the Acquired Assets. To the extent the Buyers and the Sellers agree upon the allocation made pursuant to the schedule prepared by the Buyers under this Section 1.7, all Tax returns filed by or on behalf of the Buyers and the Sellers shall be prepared consistently with such allocation and the parties agree to prepare and file all Tax returns consistently with the treatment of the transaction pursuant to this Agreement as a purchase and sale of assets.

 1.8 Liabilities.

     (a) Each of the Buyers and Western understands and agrees that, from and after the Closing, except for the Excluded Liabilities and except for any obligations expressly incurred by the Sellers under this Agreement, neither of the Sellers nor any of their Affiliates shall have any liability or responsibility for any liability or obligation of or arising out of or relating to any Seller (or any of its predecessors) or its assets or business (including, in each case, as to Environmental Matters), of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on the Closing Date, and whether or not specifically referred to as the "Assumed Liabilities." In addition, from and after the Closing, none of the Former Shareholders or their Affiliates (other than the Sellers and ACHC) shall have any liability hereunder, including any liability for the Excluded Liabilities or the obligations of the Sellers or ACHC under this Agreement.

     (b) Effective upon (and subject to the occurrence of) the Closing, Sub 1 shall pay or perform each Company Assumed Liability and Sub 2 shall pay or perform each ACFS Assumed Liability (or reimburse the appropriate Seller therefor) on the later of (i) the date on which such Assumed Liability is due or is otherwise paid or performed in accordance with the Sellers' prior practices or (ii) within five (5) days after the applicable Seller advises the applicable Buyer of the amount thereof, provided that such Buyer may dispute such Assumed Liability with the third party to whom such Assumed Liability is owed, in good faith, by appropriate procedure after written notice to the applicable Seller of its intent to do so and such Seller's consent thereto (which consent shall not be unreasonably withheld or delayed). The grant to such Buyer of such right to dispute shall not in any way affect the obligations of such Buyer to indemnify the Sellers, ACHC and the Former Shareholders, pursuant to Section 12.2 hereof.

                                   ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ACFS, AND ACHC
                         REGARDING THE COMPANY AND ACFS

     The Company, ACFS and ACHC represent and warrant to the Buyers and Western as follows (for purposes of the following representations and warranties, where appropriate, the defined term "Company" shall be deemed to include ACFS and any matters set forth on any schedule relating to ACFS shall specifically refer to
ACFS):

 2.1 Organization. Each of the Company and ACFS is a corporation duly organized, validly existing and in good standing under laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Company and ACFS is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a Material Adverse Effect.

 2.2 Financial Statements.

     (a) Statutory Financial Statements. The Company has delivered to Western each of the following statutory financial statements (collectively, the "Statutory Financial Statements"):

      (i) audited statutory-basis balance sheets and the related statutory-basis statements of income, changes in capital and surplus and cash flows as of and for the fiscal years ended December 31, 1994, 1995 and 1996 (December 31, 1996 being the "Most Recent Fiscal Year End") of the Company;

      (ii) if available, unaudited statutory-basis quarterly financial statements of the Company (the annual or quarterly statutory financial statements, as appropriate, dated as of and for the later of the Most Recent Fiscal Year End and any quarter ending after December 31, 1996 being the "Most Recent Statutory Financial Statements" and the date of such year end or quarter end, as appropriate, being the "Most Recent Fiscal Month End"); and

      (iii) the Statutory Financial Statements have been prepared in conformity with accounting practices prescribed or permitted by the Illinois Insurance Department. The variances between such practices and SAP and the effects on the Statutory Financial Statements are described, in all material respects, in the notes thereto. The information included in the notes to the Statutory Financial Statements presents fairly, in all material respects, capital and surplus and net income of the Company in conformity with SAP at and for the periods covered thereby. The Statutory Financial Statements present fairly in all material respects the financial position of the Company at and for the periods covered thereby, and the results of its operations and its cash flows for the years then ended, in conformity with accounting practices prescribed or permitted by the Illinois Insurance Department; provided, however, that the Most Recent Statutory Financial Statements, if as of and for a date after the Most Recent Fiscal Year End, are subject to year-end adjustments in accordance with the accounting principles prescribed by the Illinois Insurance Department, but which will not result in any Material Adverse Effect.

     (b) GAAP Financial Statements. As soon as practicable and in no event later than ten days after the date hereof, the Company will deliver to Western each of the following financial statements (collectively, the "GAAP Financial Statements" and, together with the Statutory Financial Statements, the "Financial Statements"):

      (i) audited GAAP statements of income, changes in capital and surplus and cash flows as of and for the fiscal years ended December 31, 1994, 1995 and 1996 for the Company;

      (ii) audited GAAP consolidated balance sheets as of and for the fiscal years ended December 31, 1995 and 1996;

      (iii) if available, unaudited GAAP quarterly financial statements of the Company as of and for any quarter ended after December 31, 1996 (the annual or quarterly GAAP financial statements, as appropriate, dated as of and for the later of the Most Recent Fiscal Year End and any quarter ending after December 31, 1996 being the "Most Recent Consolidated GAAP Financial Statements");

      (iv) unaudited GAAP quarterly financial statements of the Company for any comparable quarterly period in 1996 for which 1997 GAAP quarterly financial statements are provided (the "Comparable GAAP Statements"); and

       (v) the GAAP Financial Statements present fairly, in all material respects, the financial position of the Company at and for the periods covered thereby, and the related results of its operations and cash flows for the years then ended, and the GAAP Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that the Most Recent Consolidated GAAP Financial Statements and the Comparable GAAP Statements, if any, are subject to year-end adjustments in accordance with GAAP and lack footnotes and other presentation items, but which will not result in any Material Adverse Effect.


     2.3 Absence of Certain Changes or Events. Except as set forth in Section
2.3 of the Disclosure Schedule, the Most Recent Consolidated GAAP Financial Statements or the Most Recent Statutory Financial Statements, since the Most Recent Fiscal Year End, the Company and ACFS have conducted their businesses in the Ordinary Course of Business, and neither the Company nor ACFS has:

     (a) changed in any material respect the Company's reserves for losses, claims and expenses, or its rates, actuarial assumptions, policy forms, contractual arrangements, claims or procedures;

     (b) suffered any damage, destruction or casualty loss (not covered by insurance) to its physical properties which individually or in the aggregate have had a Material Adverse Effect;

     (c) incurred or discharged any obligation or liability or entered into any other transaction except in the Ordinary Course of Business and except for obligations, liabilities and transactions that do not individually or in the aggregate have a Material Adverse Effect;

     (d) suffered any material adverse change in its working capital, assets, liabilities, operations or business or financial condition which individually or in the aggregate have had a Material Adverse Effect;

     (e) increased the rate or terms of compensation payable or to become payable to its directors, officers or employees or increased the rate or terms of any Business Benefit Plan covering any of its directors, officers or employees, except in each case increases occurring in the Ordinary Course of Business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment;

     (f) created, permitted, suffered or assumed any Encumbrance on any of its properties or assets, tangible or intangible, other than Permitted Exceptions;

     (g) acquired or disposed of any assets or properties, or entered into any agreement or other arrangement for such acquisition or disposition, except acquisitions and dispositions in the Ordinary Course of Business;

     (h) forgiven or canceled any debts or claims, or waived any rights, except in the Ordinary Course of Business and except for forgiveness, cancellations and waivers that do not individually or in the aggregate have a Material Adverse Effect;

     (i) changed in any material respect its accounting practices, policies or principles, or changed its depreciation or amortization policies or rates adopted by it other than changes which do not individually or in the aggregate have a Material Adverse Effect or changes required by changes in GAAP, SAP or applicable Insurance Laws, which do not individually or in the aggregate have a Material Adverse Effect;

     (j) entered into any employment agreement or adopted any Business Benefit Plan other than those which do not individually or in the aggregate have a Material Adverse Effect;

     (k) (i) declared, set aside or paid any dividends or other distribution in respect of the Stock of the Company, or shares of capital stock of, or other equity interests in, ACFS or (ii) redeemed, purchased or otherwise acquired any of the Company's securities or any of the securities of ACFS;

     (l) transferred any asset, liability or obligations to or from any Affiliate to the Company or ACFS or entered into any agreements with an Affiliate;

     (m) created, incurred, assumed, entered into or suffered to exist any indebtedness for borrowed money or guaranteed any obligation of any Person; or

     (n) agreed to take any action described in this Section 2.3.

     2.4 Title to Assets. The Company and ACFS have good and marketable title to all of the Company Acquired Assets and ACFS Acquired Assets, respectively, free and clear of all Encumbrances, except (a) as set forth in Section 2.4 of the Disclosure Schedule, (b) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and (c) Encumbrances which individually or in the aggregate do not have a Material Adverse Effect (the matters set forth in the foregoing clauses (a), (b) and (c) being referred to herein as the "Permitted Exceptions"). Except for the Excluded Assets, the Company Acquired Assets and ACFS Acquired Assets include all rights, properties and other assets necessary to permit the Company and ACFS, respectively, to conduct their businesses in substantially the same manner as has been heretofore conducted (it being understood that no representation or warranty is being made as to the effect that not including the Excluded Assets will or may have on the Company or ACFS, respectively, or their respective business). The instruments of transfer to be executed and delivered by the Sellers in connection with the transactions contemplated by this Agreement are valid and binding obligations of each of the Sellers and are sufficient to transfer to the applicable Buyer all rights, title and interest of the Sellers in and to the Acquired Assets.

     2.5 Proprietary Information. Neither the Company nor ACFS owns or uses any United States or foreign trademarks, trade names, service marks, patents or copyrights, and there are no applications pending therefor; nor does either have any royalty, commission, licensing or other agreement with respect thereto. To the Company's knowledge, neither the Company nor ACFS has interfered with, infringed upon, misappropriated, or violated any material patent, copyright, tradename or trademark right of any third party in any material respect, and neither the Company nor ACFS has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation.

     2.6 Commitments. Section 2.6 of the Disclosure Schedule sets forth a list, as of the date hereof, of each of the following written or oral agreements, arrangements or commitments (including any and all amendments thereto) to which the Company or ACFS is a party or by which the Company or ACFS is bound (collectively, the "Commitments"):

     (a) all reinsurance, retrocession, coinsurance or other similar commitments, agreements or arrangements;

     (b) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum in any one case;

     (c) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000 in any one case;

     (d) any agreement concerning a partnership or joint venture or which otherwise entitles any Person to share in the profits, revenues or cash flows of the Company or ACFS or which requires any payments or other distributions based thereon;

     (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible, in excess of $50,000 in any one case or $200,000 in the aggregate;

     (f) any material agreement concerning confidentiality;

     (g) any material sales agency or distributorship agreements;

     (h) any agreements between the Company and ACFS or any of their respective Affiliates;

     (i) any material brokerage and finder's agreements;

     (j) agreements and commitments for capital expenditures in excess of $50,000 for any single project or $200,000 in the aggregate;

     (k) any material employment, consulting, severance or agency agreement;

     (l) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees other than the advancement of expenses in the Ordinary Course of Business;

     (m) other agreements, arrangements or commitments which are material to the business or financial condition of the Company or ACFS;

     (n) any power of attorney granted by the Company or ACFS to a third party;

     (o) any agreement with any director, officer, shareholder or Affiliate or other organization in which such Person, or anyone related to such Person, has a direct or indirect financial interest;

     (p) any agreement containing covenants limiting its freedom to compete in any line of business or in any geographic area; and

     (q) any agreement with, or undertaking or commitments to any governmental or regulatory authority.

     The Company and ACFS previously have delivered to Western a correct and complete copy of each such written Commitment. Except as set forth in Section
2.6 of the Disclosure Schedule, neither the Company nor ACFS has knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements and no event has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or ACFS or, to the Company's knowledge, any other party thereto. Except as set forth on Section 2.6 of the Disclosure Schedule, to the knowledge of the Company, all of the contracts, agreements and arrangements referred to, or required to be referred to, in the Disclosure Schedule are valid and binding and are in full force and effect and are enforceable in accordance with their terms.

 2.7 Litigation. Except as set forth in Section 2.7 of the Disclosure Schedule, there is no action, counterclaim, suit, hearing, investigation or proceeding of, in or before any court, governmental authority or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or other forum for dispute resolution ("Litigation") pending or, to the Company's knowledge, threatened against the Company or ACFS, or to which any of them is a named party (i) with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule or the Financial Statements or the Regulatory Filings filed prior to the date of this Agreement (including, without limitation, all documents referenced therein), neither the Company nor ACFS is currently under review by the Illinois Insurance Department, any other insurance department or agency or any other governmental authority or subject to any outstanding orders, rulings, injunctions, judgments, charges or decrees that have a Material Adverse Effect.

 2.8 Compliance with Laws. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company and ACFS are in compliance with all applicable laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof) currently in effect, except where the failure to comply therewith would not have a Material Adverse Effect. The Company and ACFS have all permits, licenses, Insurance Licenses, and authorizations of governmental or regulatory authorities (collectively, the "Permits") necessary or required for the conduct of their businesses as presently conducted, except where the absence thereof does not individually or in the aggregate have a Material Adverse Effect. Section 2.8 of the Disclosure Schedule sets forth each Insurance License and other Permit which the Company or ACFS possesses. There is no Litigation pending or, to the Company's knowledge, threatened, seeking the revocation, cancellation or suspension or any adverse modification, of any such Permits with respect to which there is a reasonable likelihood of a determination which would have a Material Adverse Effect. No event has occurred with respect to any Insurance License which permits, or after notice or lapse of time (or both) would permit, revocation or termination of any Insurance License, or would result in any other impairment of the rights of the holder thereof, and no terminations thereof have been threatened. Except as set forth in Section 2.8 of the Disclosure Schedule, neither the Company nor ACFS has received any notice of any violations or other deficiencies, which notice has been issued or which deficiencies have been alleged to exist by any insurance department or other official of any state, including those states in which the Company is licensed, which violations or deficiencies have not been fully and completely remedied, cured or otherwise satisfied as of the date hereof.

 2.9 Corporate Power and Authority; No Conflicts. Each of the Company and ACFS has the right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Company and ACFS of this Agreement and the consummation by each of the Company and ACFS of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Company and ACFS. This Agreement has been duly and validly executed and delivered by each of the Company and ACFS and constitutes the valid and binding obligation of each of the Company and ACFS, enforceable against each of them in accordance with its terms. The execution, delivery and performance by each of the Company and ACFS of this Agreement and the consummation by each of the Company and ACFS of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which the Company or ACFS is subject, (ii) violate any order, judgment or decree applicable to the Company or ACFS or (iii) violate any provision of the Certificate of Incorporation or the By-laws of the Company or ACFS; except, in each case, for violations, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

 2.10 Employee Benefit Plans.

     (a) Section 2.10 of the Disclosure Schedule lists all material Business Benefit Plans. True and complete copies thereof, as amended, including either the original plan or the most recent restatement and all subsequent amendments (other than any Multiemployer Plans), have previously been delivered to Western. Except as set forth in Section 2.10 of the Disclosure Schedule, with respect to each material Business Benefit Plan other than any Multiemployer Plan, true and complete copies of the following have been delivered to Western:

      (i) any related ERISA summary plan description or other summary of plan provisions distributed to participants or beneficiaries for such plan;

      (ii) the most recent determination letter, if any, received from the IRS regarding such plan;

      (iii) any pending applications, filings, or notices with respect thereto with the IRS, PBGC or DOL;

      (iv) the financial statements and annual reports on the Form 5500 series for such plan for the last two years;

      (v) the latest actuarial valuation, if any, for such plan;

      (vi) each trust agreement, insurance contract or document setting forth any other funding arrangement, if any, with respect to such plan;

      (vii) each opinion or ruling from the IRS, DOL, or PBGC concerning such plan in the prior 12 months; and

      (viii) each Registration Statement, amendment thereto and prospectus relating thereto filed with the SEC or furnished to participants in connection with such plan.

     (b) Except as set forth in Section 2.10 of the Disclosure Schedule, each of the Business Benefit Plans intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it is qualified under Section 401(a) of the Code, and has never received notice or determination by any governmental agency that it is not so qualified.

     (c) Except as set forth in Section 2.10 of the Disclosure Schedule, to the knowledge of ACHC and the Former Shareholders, the Business Benefit Plans (other than any Multiemployer Plans, with respect to which the Company makes no representations) sponsored or maintained by the Business have been maintained and operated in material compliance accordance with their terms and all provisions of applicable law.

     (d) Except as set forth in Section 2.10 of the Disclosure Schedule, neither the Company nor ACFS has participated in or contributed to any Multiemployer Plan nor to the knowledge of ACHC and the Sellers does any of them have any other liability, including any potential withdrawal liability, with respect to any Multiemployer Plan, and none of them has incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any such Multiemployer Plan by the Business or by any member of the controlled or affiliated group of the Sellers, ACHC or the Former Shareholders.

   (e) Funding Matters.

       (1) Except as set forth in Section 2.10 of the Disclosure Statement, no liability to the PBGC has been incurred with respect to the Business Benefit Plans. All premiums due and payable to the PBGC with respect to the Business Benefit Plans have been paid in a timely manner. As of the date of this

       Agreement, the PBGC has not instituted proceedings to terminate any of the Business Benefit Plans. To the Sellers' knowledge, no event has occurred and there exists no condition or set of circumstances which would reasonably be expected to result in the involuntary termination of any of the Business Benefit Plans by the PBGC pursuant to Section 4042 of ERISA.

       (2) Except as set forth in Section 2.10 of the Disclosure Schedule, the current present value of all projected benefit obligations under each of the Business Benefit Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the Business Plan Assets attributable to such benefit liabilities, based upon reasonable actuarial assumptions currently used for such Business Benefit Plan. In addition, except as set forth in the Disclosure Schedule, each of the Business Benefit Plans which is subject to Title IV of ERISA is fully funded on a termination basis such that the net fair market value of the assets equals or exceeds the present value of the accrued benefits under such Business Benefit Plan. The representation made in the preceding sentence is based upon the reasonable actuarial assumptions currently used for such Business Benefit Plan with such modifications as are required by the PBGC for determining benefits on a termination basis.


       (3) Except as set forth in Section 2.10 of the Disclosure Schedule, no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA) whether or not waived and regardless of the reason arising, exists with respect to any Business Benefit Plan.

       (4) Prior to the date of this Agreement or before the Closing Date, to the knowledge of ACHC and the Sellers, no action has or will be taken, the effect of which would reasonably be expected to subject the Business or any member of the controlled or affiliated group of the Business to any increased annual liability or withdrawal liability as a result of a plan reorganization.

       (5) Except as set forth in Section 2.10 of the Disclosure Schedule, none of the Business Benefit Plans has been terminated or partially terminated within the past 5 years, no contributions to any such Business Benefit Plans been discontinued (within the meaning of Section 411 of the Code), and there have been no events within the past 5 years which would reasonably be expected to constitute grounds for such a termination, partial termination or discontinuance of contributions. There has been no withdrawal of a substantial employer (as described in Section 4063 of ERISA) from any of the Business Benefit Plans.

       (6) Except as set forth in the Disclosure Schedule, no member of the controlled or affiliated group of the Sellers has withdrawn from any Multiemployer Plan within the past 5 years.

     (f) For the past 5 years, to the knowledge of ACHC and the Sellers, Summary Plan Descriptions and all other returns, reports, registration statements, prospectuses, documents, statements and communications which are required to have been filed, published or disseminated under ERISA or other federal law and the other rules and regulations promulgated by the DOL under ERISA and the Treasury Department or by the SEC with respect to the Business Benefit Plans have been so filed, published or disseminated.

     (g) To the knowledge of ACHC and the Sellers, except as set forth in
Section 2.10 of the Disclosure Schedule:

       (1) Neither the Business, any Business Benefit Plan, any trust or arrangement created under any of them, nor any trustee who is an Employee, fiduciary who is an Employee, custodian who is an Employee, or administrator who is an Employee of the Business and a fiduciary of any Business Benefit Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA to or the Code) which would reasonably be expected to subject any of the foregoing persons or entities or any person or entity dealing with them to any material tax, penalty, or other material cost or material liability of any kind; and

       (2) No Reportable Event (other than a Reportable Event for which the statutory notice requirements have been waived by regulation) has occurred with respect to any Business Benefit Plan.

     (h) Other than claims for benefits arising in the ordinary course of the administration or operation of the Business Benefit Plans, no claims, investigations, litigation, or arbitrations are pending or threatened against any Business Benefit Plan or against the Business with regard to any Business Benefit Plan, any trust or arrangement created under or as a part of any Business Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any Business Benefit Plan and to the knowledge of ACHC and the Sellers, no circumstance exists that would reasonably be expected to give rise to any such claim or claims exist.

     (i) Except as set forth in the Disclosure Schedule, the execution or performance of the transactions contemplated by this Agreement are not reasonably expected to create, accelerate or increase any obligations under any Business Benefit Plan, including any obligation to make a payment that would be nondeductible under Section 280G of the Code or any other Code provisions.

 2.11 Consents. Except for (i) those Commitments indicated by a double or single asterisk on Section 2.6 of the Disclosure Schedule and (ii) the Commitment listed on Exhibit 8.3 hereof, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority (other than applicable requirements, if any, pursuant to the HSR Act, Required Insurance Filings, and Required Insurance Approvals) or any other Person is required in connection with the execution, delivery and performance by the Company or ACFS of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which any Buyer or Western or any other Person is required to obtain or make or instances where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Company or ACFS from performing its respective obligations under this Agreement.

 2.12 Subsidiaries. Other than ACFS, there is no corporation or other Person with respect to which the Company or ACFS either (a) owns on the date hereof or will own, directly or indirectly, on the Closing Date a majority of the common stock or other equity interest of or (b) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors thereof. Neither the Company nor ACFS controls any corporation, partnership, trust, or other business association which is not a subsidiary of the Company or ACFS.

 2.13 Real Property; Leases.

     (a) Neither the Company nor ACFS owns any real property.

     (b) Section 2.13 of the Disclosure Schedule sets forth all real property leased or subleased to either the Company or ACFS or which the Company or ACFS have agreed to purchase or lease (the "Leased Property"). The Company and ACFS have delivered to Western correct and complete copies of the leases, subleases and other applicable agreements for each Leased Property. With respect to each such Leased Property:

      (i) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

      (ii) neither the Company nor ACFS has assigned, transferred, conveyed, mortgaged, deeded in trust, or Encumbered any interest in the leasehold or subleasehold;

      (iii) all Leased Properties have received all approvals of Governmental Entities (including Permits) required in connection with the operation thereof;

      (iv) except for Permitted Exceptions, no Leased Property is subject to any governmental decree or order (or threatened or proposed order known to the Company) to be sold or taken by public authority or any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever which would have a Material Adverse Effect; and

      (v) The plants, structures and equipment owned or leased by the Company and ACFS are structurally sound with no known material defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put.

 2.14 Environmental Matters. To the Company's knowledge, except as set forth in
Section 2.14 of the Disclosure Schedule or the Financial Statements filed prior to the date of this Agreement:

     (a) Each of the Company and ACFS (i) has complied in all material respects with the Environmental, Health and Safety Laws and (ii) has obtained all Permits which are required under the Environmental, Health and Safety Laws for its operation and each such entity has been in substantial compliance with all terms and conditions of such Permits;

     (b) No Hazardous Substance has been discharged into the environment by the Company or ACFS or on or from the premises of the Company or ACFS by any Person which is required by the Environmental, Health and Safety Laws to be remediated by or at the expense of the Company or ACFS;

     (c) There are no past, pending or threatened Environmental Claims asserted against the Company or ACFS; and

     (d) There are not now and there have never been any underground storage tanks located at, on or under the Leased Property.

 2.15 Undisclosed Liabilities. Except as reflected and adequately reserved against in the Most Recent Statutory Financial Statements or disclosed in
Section 2.15 of the Disclosure Schedule, or as contemplated by this Agreement, neither the Company nor ACFS has any debts, liabilities or obligations of any nature (whether known or unknown, absolute or contingent), except (a) any debts, liabilities or obligations incurred after the date of the Most Recent Statutory Balance Sheet in the Ordinary Course of Business which shall in no event exceed $100,000 in the aggregate, and (b) reserves as described in Section 2.19.

 2.16 Insurance Coverage. Section 2.16 of the Disclosure Schedule contains a list, as of the date hereof of all material insurance policies maintained by or for the benefit of the Company and ACFS (the "Insurance Policies"). The Company and ACFS have made available to Western copies complete and correct in all material respects of all of the Insurance Policies together with all riders and other written amendments thereto. The Insurance Policies are in full force and effect, and all premiums due thereon have, to date, been paid. The Company and ACFS have complied with the terms and provisions of the Insurance Policies except where the failure to comply does not individually or in the aggregate have a Material Adverse Effect.

 2.17 Insurance Reports; Regulatory Filings.

     (a) Section 2.17 of the Disclosure Schedule sets forth a list of all reports of examination issued by the insurance authorities of each state in which the Company and ACFS have filed Statutory Financial Statements since December 31, 1991 (the "Insurance Reports"). Except as indicated in such Statutory Financial Statements, Insurance Reports, other Regulatory filings or on Section 2.17 of the Disclosure Schedule:

      (i) no deficiencies have been asserted to the Company or ACFS by any such regulatory authority with respect to such Statutory Financial Statements and Insurance Reports;

      (ii) since December 31, 1991, no fine or penalty has been imposed on the Company or ACFS by any insurance regulatory authority or any court or other governmental authority; and

      (iii) no deposits have been made by the Company or ACFS with any insurance regulatory authority which were not shown in the Statutory Financial Statements or the most recent Statutory Financial Statements for any quarterly period ending after December 31, 1996.

     (b) Section 2.17 of the Disclosure Schedule sets forth a list of all reports, statements, documents, registrations, filings, including, without limitation, all rate and form filings, submissions, or applications required by any applicable Insurance Laws to be filed regularly by the Company or ACFS during any year (collectively, the "Regulatory Filings"). The Company and ACFS have properly made the Regulatory Filings with the appropriate insurance regulatory authority or any other authority with which such Regulatory Filings must be filed or submitted, and the Regulatory Filings comply with all applicable Insurance Laws. No material deficiencies have been asserted by any such regulatory authority with respect to the Regulatory Filings. Since January 1, 1991, there have been no material disputes or controversies with or investigations undertaken by any such regulatory authorities, except as set forth in Section 2.17 of the Disclosure Schedule. Any disputes or controversies with or undertaken by any such regulatory authorities have been resolved without a Material Adverse Effect on the Company or ACFS or are currently being contested or resolved by the Company or ACFS in good faith and in accordance with any Insurance Laws.

 2.18 Labor Relations. There is no collective bargaining agreement or other labor contract covering employees of the Company or ACFS, and no union or other labor organization is seeking to organize, or to be recognized as a collective bargaining unit of employees of the Company or ACFS or for any similar purpose.

 2.19 Reserves. The aggregate actuarial reserves and other actuarial amounts held in respect of Assumed Liabilities with respect to Insurance Contracts of the Company as established or reflected in the Most Recent Statutory Financial
Statements:

     (a) (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with said actuarial principles and (iii) were based on actuarial assumptions that are in accordance with industry standards and applicable Insurance Laws;

     (b) meet in all material respects the requirements of the Insurance Laws of all jurisdictions in which the Company is licensed; and

     (c) are adequate (under generally accepted actuarial standards consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured claims, benefits or Assumed Liabilities of the Company under all outstanding Insurance Contracts pursuant to which the Company has any liability. For purposes of this clause (c), (i) the adequacy of reserves shall be determined only on the basis of facts and circumstances known or anticipated or which reasonably should have been known or anticipated (based on procedures consistently applied, in accordance with industry standards and applicable Insurance Laws by the Company in connection with assessing the adequacy of reserves from time to time) by the Company as of the date hereof and (ii) the fact that reserves covered by any such representation may be subsequently adjusted at times and under circumstances consistent with the Company's ordinary practice of periodically reassessing the adequacy of its reserves shall not be used, in any manner whatsoever, to support any claim regarding the accuracy of such representation; provided, however, that such adjustments do not result in a Material Adverse Effect.

 2.20 Insurance Business.

     (a) All Insurance Contracts issued by the Company and now in force are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities in the jurisdictions where issued or have been filed with and not objected to by such authorities within the period provided for objection. All Insurance Contracts are consistent with all rate and form regulatory filings currently in effect for the Company in each jurisdiction in which the Company is licensed to write such Insurance Contracts. Subject to the Buyers and Western obtaining any appropriate Insurance Licenses and all necessary Permits and entering into the appropriate Reinsurance Assumption Agreement, the transactions contemplated by this Agreement will not (i) affect the validity of any Insurance Contract issued by the Company or (ii) render any admissible assets of the Company inadmissible under the applicable Insurance Laws of any applicable jurisdiction or the regulations promulgated thereunder.

     (b) Except as set forth in Section 2.20 of the Disclosure Schedule or the Statutory Financial Statements filed by the Company prior to the date of this Agreement, the Company is in compliance with all capital and surplus requirements of the state of Illinois and every other state in which the Company is licensed to write insurance.

     (c) Except as set forth in Section 2.20 of the Disclosure Schedule or the Statutory Financial Statements or the Regulatory Filings filed by the Company prior to the date of this Agreement, there is no judgment, order, Law or regulation or other instrument binding on the Company or ACFS or either of their assets or properties which has or would reasonably be expected to have the effect of prohibiting or materially restricting any business practice of or the conduct of business by the Company or ACFS as presently conducted or which has any other Material Adverse Effect.

     (d) Except as set forth in Section 2.20 of the Disclosure Schedule, all benefits payable by the Company under Insurance Contracts have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Insurance Contracts under which they arose and the Company's claims manual, such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for such benefits for which the Company reasonably believes there is a reasonable basis to contest payment and is currently contesting payment in a diligent and continuous manner.

     (e) Except as set forth in Section 2.20 of the Disclosure Schedule, since the date of the Most Recent Statutory Financial Statements, all amounts recoverable under reinsurance, coinsurance or other similar Contracts (including, without limitation, amounts based on paid and unpaid Losses) are fully collectible, except such as to which noncollectibility would not, individually or in the aggregate, have a Material Adverse Effect.

     (f) Section 2.20 of the Disclosure Schedule lists each insurance agent or broker authorized to write, sell or produce business for the Company. Except as set forth in the Disclosure Schedule:

      (i) Each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for the Company, was duly licensed as an insurance agent or broker for the type of business written, sold or produced by such insurance agent or broker in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for the Company, except for such failures to be so licensed as would not, individually or in the aggregate, have a Material Adverse Effect;

      (ii) No insurance agent or broker violated any term or provision of any Law, judgment, order or decree by writing, selling or producing such business for the Company, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect; and

      (iii) Each insurance agent or broker has promptly remitted to the Company all amounts required in accordance with any agreement, arrangement or contract between such insurance agent or broker and the Company, except for such failures to remit which do not, individually or in the aggregate, have a Material Adverse Effect.

     (g) All of the Investment Assets of each of the Company and ACFS included in its Most Recent Statutory Financial Statements as admitted assets comply in all material respects with the requirements for qualification as admitted assets under the investment provisions of the Insurance Laws of the State of Illinois and the applicable Insurance Laws of each of the other jurisdictions in which the Company or ACFS possesses an Insurance License. None of the Investment Assets of the Company and ACFS fail to qualify or are not permitted investments under the investment provisions of the Insurance Laws of the State of Illinois and the applicable Insurance Laws of each of the other jurisdictions in which the Company or ACFS possess an Insurance License.

     (h) Neither the Company nor ACFS is required to maintain nor does either maintain any statutory deposits in any states in which it is licensed to engage in the insurance business, except in the amounts, and with respect to the states, set forth in Section 2.20 of the Disclosure Schedule or the Statutory Financial Statements. All of such deposits are maintained in amounts and in all other material respects, in accordance with applicable Insurance Laws.

 2.21 Investments. Section 2.21 of the Disclosure Schedule sets forth a schedule of the Company's Investment Assets as of March 31, 1997. Except as set forth therein and except for the stock of ACFS, neither the Company nor ACFS owns any capital stock or other securities or has any other investment in any Person.

 2.22 Disclosure. No representations, warranties, assurances or statements by the Company, ACFS or ACHC in this Agreement and no statement contained in any document (including the Financial Statements and the Disclosure Schedule), certificates or other writings furnished or to be furnished by the Company, ACFS or ACHC (or caused to be furnished by the Company, ACFS or ACHC) to any Buyer or Western or any of their representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

 2.23 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS, ACHC, THE COMPANY AND ACFS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THE ASSETS AND BUSINESS OF THE COMPANY AND ACFS BEING SOLD TO THE BUYERS AT THE CLOSING ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND THE BUYERS AND WESTERN SHALL RELY UPON THEIR OWN EXAMINATION THEREOF. IN ANY EVENT, ACHC, THE COMPANY AND ACFS MAKE NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO SOLD, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                       ACHC AND THE FORMER SHAREHOLDERS

     ACHC represents and warrants to the Buyers and Western and, solely with respect to the representations and warranties contained in Section 3.6 and solely with respect to himself, each of the Former Shareholders represents and warrants, as follows:

 3.1 Litigation. There is no Litigation pending, or to ACHC's knowledge, threatened, involving the Company, ACFS or the Acquired Assets or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. Neither ACHC nor any of its Affiliates is subject to any outstanding orders, rulings, judgments or decrees which would impair the ability of ACHC to perform its obligations hereunder.

 3.2 Power and Authority; No Conflict. ACHC is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by ACHC of this Agreement and the consummation by ACHC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ACHC. This Agreement has been duly and validly executed and delivered by ACHC and constitutes the valid and binding obligation of ACHC, enforceable against it in accordance with its terms. The execution, delivery and performance by ACHC of this Agreement and the consummation by ACHC of the transactions contemplated hereby, will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule or regulation to which ACHC is subject, (ii) violate any order, judgment or decree applicable to ACHC, (iii) violate any provision of the Certificate of Incorporation or By-laws of ACHC or (iv) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of ACHC or any of its Affiliates (other than the Company or ACFS) pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which ACHC is a party or by which ACHC or any of their properties (other than the Company or ACFS) is bound or affected; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

 3.3 [Intentionally omitted.]

 3.4 Disclosure. No representations, warranties, assurances or statements by ACHC or the Former Shareholders in this Agreement and no statement contained in any document, certificate or other writing furnished by ACHC or the Former Shareholders (or caused to be furnished by ACHC or the Former Shareholders) to any Buyer or Western or any of their representatives pursuant to the provisions hereof contains or will contain any untrue statement of a material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

 3.5 [Intentionally omitted.]

 3.6 Relationship of the Former Shareholders with Related Persons. Except as set forth in Section 3.6 of the Disclosure Schedule, none of the Former Shareholders or their respective Affiliates or, to their knowledge, their relatives (in each case, excluding ACHC) owns or has any other interest, directly or indirectly, in any corporation, joint venture, partnership, limited liability company or other entity or association that (i) competes with the Company or ACFS, (ii) sells or purchases, or has in the past 12 months sold or purchased, products or services to or from the Company or ACFS, (iii) leases, or has in the past 12 months leased, real or personal property to or from the Company or ACFS or (iv) otherwise does business with the Company or ACFS, except for ownership of less than five percent (5%) of the outstanding capital stock of any company that is publicly traded on any exchange or in the over-the-counter market.

 3.7 Title. ACHC holds of record and owns beneficially 24,990.5 of the 25,000 outstanding shares of the Company, free and clear of any restrictions on transfer (other than restrictions under the Automatic Repurchase and Pledge Agreement, the Securities Act, applicable Insurance Laws, and state securities laws), taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

 3.8 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, NEITHER ACHC NOR ANY OF THE FORMER SHAREHOLDERS MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THE ASSETS AND BUSINESS OF THE COMPANY AND ACFS BEING SOLD TO THE BUYERS AT THE CLOSING ARE TO BE CONVEYED HEREUNDER "AS IS WHERE IS" ON THE CLOSING DATE, AND IN THEIR THEN PRESENT CONDITION, AND THE BUYERS AND WESTERN SHALL RELY UPON THEIR OWN EXAMINATION THEREOF. IN ANY EVENT, ACHC AND THE FORMER SHAREHOLDERS MAKE NO WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO SOLD, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             THE BUYERS AND WESTERN

     Each Buyer and Western hereby represents and warrants to the Sellers as follows (for purposes of the following representations and warranties, where appropriate, the defined term "Buyers" shall be deemed to include Sub 2 and Sub 1, each upon its formation, and any representation and warranty made by a Buyer shall be deemed to be made by such Buyer as of the date of its execution of a counterpart of this Agreement as contemplated by Section 6.7 hereof):

 4.1 Organization. Each of the Buyers and Western is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, except for the (i) Required Insurance Approvals and (ii) in the case of Western, Stockholder Approval. Each of the Buyers and Western has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, and each is duly qualified and in good standing to do business in each jurisdiction in which the character of its properties owned or leased or the nature of the business conducted by it makes such qualification necessary, other than where the failure to be so organized, validly existing and in good standing, or to have such power and authority, as the case may be, would not have a material adverse effect on the transactions contemplated hereby.

 4.2 Corporate Power and Authority; No Conflicts. The execution, delivery and performance by each Buyer and Western of this Agreement and the consummation by each Buyer and Western of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Buyer and Western, except, in the case of Western, for Stockholder Approval. This Agreement has been duly and validly executed and delivered by each Buyer and Western and, in the case of Western, subject to the receipt of Stockholder Approval, constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. Subject to obtaining the consents and approvals referred to in Section 4.3 hereof, or on
Exhibit 4.3 hereto and, in the case of Western, Stockholder Approval, the execution, delivery and performance by each Buyer and Western of this Agreement and the consummation by each Buyer and Western of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) subject to obtaining the Required Insurance Approvals and any approvals required under the HSR Act and, in the case of Western, Stockholder Approval, violate any provision of law, rule or regulation to which any Buyer or Western is subject, (ii) violate any order, judgment or decree applicable to any Buyer or Western, (iii) subject in the case of Western to Stockholder Approval, violate any provision of the organizational documents of any Buyer or Western,
(iv) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of any Buyer or Western or any of their respective Affiliates pursuant to any, note, bond, mortgage, indenture, contract, agreement, lease, Permit, franchise or other instrument or obligation to which any Buyer or Western is a party or by which any Buyer or Western or any of their respective properties are bound or affected; except, in each case, for violations which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby. The Sellers have been provided with true and correct copies of the charter and by-laws of Western.

 4.3 Consents. Except as set forth in Exhibit 4.3 hereto, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority (other than applicable requirements, if any, pursuant to the HSR Act, the Securities Exchange Act, Required Insurance Filings and Required Insurance Approvals) or any other Person (other than Stockholder Approval) is required in connection with the execution, delivery and performance by the Buyers or Western of this Agreement, or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Sellers or ACHC or any other Person are required to obtain or make or instances where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Buyers or Western from performing its respective obligations under this Agreement.

 4.4 Availability of Funds. Western has written commitments from financial institutions to provide an aggregate of $7.0 million in connection with the transactions contemplated herein, subject to the execution of definitive financing agreements and the fulfillment of the conditions precedent thereunder. Each Buyer and/or Western, as appropriate, will have, on the Closing Date, funds, which, together with the funds of the other Buyer and/or Western, as appropriate, are sufficient to consummate the transactions contemplated by this Agreement.

 4.5 Litigation. There is no Litigation pending or, to knowledge of any Buyer or Western, threatened against any Buyer or Western or any of their respective Affiliates (i) with respect to which there is a reasonable likelihood of a determination which would have a material adverse effect on the ability of any Buyer or Western to perform its respective obligations under this Agreement, or
(ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. No Buyer or Western or any of their respective Affiliates is subject to any outstanding orders, rulings, judgments or decrees which would have a material adverse effect on the ability of any Buyer or Western to perform its respective obligations under this Agreement.

 4.6 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Western is the only vote of the holders of any class or series of Western capital stock necessary to consummate the transactions contemplated by this Agreement.

 4.7 Western Vote. Western represents that its officers and directors who own Western common stock will vote in favor of all such matters as may be necessary to effectuate the transactions contemplated by this Agreement, including, without limitation, voting in favor of increasing Western's authorized shares of common stock.

                                   ARTICLE V

                        COVENANTS OF THE COMPANY, ACFS,
                       ACHC AND THE FORMER SHAREHOLDERS

     Each of the Company, ACFS, ACHC and, solely with respect to the covenants contained in Sections 5.4, 5.5 and 5.7 and solely with respect to himself, each of the Former Shareholders hereby covenants and agrees with the Buyers and Western as follows:

 5.1 Conduct of Business. Except as may be otherwise contemplated by this Agreement or set forth in Section 5.1 of the Disclosure Schedule, or except as the Buyers or Western may otherwise consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing,

   (a) the Company and ACFS will:

      (i) in all material respects, operate only in the Ordinary Course of Business; provided, however that (x) payment of the federal income taxes shown as due on the Tax Statement prepared pursuant to Section 7.1(c) hereof for the period from January 1, 1997 through the Closing Date shall not be considered as operating Outside of the Ordinary Course of Business and (y) the payment or prepayment of state and local income taxes and franchise taxes based on net income for the period beginning on January 1, 1997 and ending on the Closing Date solely in those jurisdictions in which the Company or ACFS does not file such tax returns on a combined, consolidated or unitary basis with any other Person shall not be considered as operating Outside of the Ordinary Course of Business, other than the payment or prepayment of any such taxes relating to the sale of assets by the Sellers pursuant to this Agreement or incurred as a result of an election made pursuant to Section 338(h)(10) of the Code in connection with the sale of the shares of the Company pursuant to the Assignment Agreement;

      (ii) use reasonable efforts to preserve intact their respective business organizations;

      (iii) maintain their respective properties and equipment in sufficient operating condition and repair to enable them to operate their businesses in all material respects in the manner in which such businesses are currently operated, except for damages by reason of fire, flood, earthquake or other acts of God;

      (iv) continue all material existing Insurance Policies (or comparable insurance) of or relating to the Company and ACFS in full force and effect;

      (v) use reasonable efforts to preserve their relationships with their employees, policyholders, insureds, agents, brokers, suppliers, and others having material business relationships with them such that their respective businesses will not be materially impaired; and

      (vi) take all such reasonable actions as may be necessary to maintain, preserve, renew and keep in force all licenses and permits of the Company relating to the insurance business, including, without limitation, making all Regulatory Filings or other filings and reports.

   (b) the Company and ACFS will not, and ACHC will not permit the Company or ACFS to:

      (i) take or omit to take any action, the effect of which would reasonably be expected to cause any of the representations or warranties set forth in
   Article II or Article III to be inaccurate as of the Closing Date or prevent the Company, ACFS or ACHC from complying with any obligation contained in this Agreement;

      (ii) make, or propose to make, any change in its underwriting, investment and other insurance practices which would cause a Material Adverse Effect;

      (iii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock, or make any loan to ACHC or to any Former Shareholder, or redeem, purchase, or otherwise acquire any of its capital stock or any other distribution from the Company to ACHC or any Former Shareholder or to any other person or entity;

      (iv) issue, sell or repurchase any capital stock of the Company or ACFS or otherwise effect or agree to effect any change in the debt or equity capitalization of the Company or ACFS or take any action which would affect the current ownership by ACHC of the equity of the Company, or the Company's ownership of the equity of ACFS;

      (v) amend its certificate of incorporation or By-Laws or other organizational documents or change the financial or tax accounting methods or practices followed by the Company or ACFS, except as may be required by changes in GAAP, SAP or applicable Insurance Laws;

      (vi) license, sell, transfer, lease, pledge or otherwise dispose of or encumber any of its tangible or intangible assets, except in each case in the Ordinary Course of Business;

      (vii) cancel or forgive any indebtedness or incur any indebtedness for borrowed money or guarantee any such indebtedness or guarantee, endorse or otherwise become responsible for the obligations of others, or make loans or advances other than in the Ordinary Course of Business;

      (viii) enter into any new transaction between ACHC or any Former Shareholder, or any of their respective Affiliates or relatives, on the one hand, and the Company or ACFS or any director, officer or employee of the Company or ACFS, on the other hand; provided, however, that the Company may enter into a consulting agreement as of the Closing Date with Markin providing for the terms set forth in Item 6 of Section 2.3 of the Disclosure Schedule and otherwise in such form as Western and Markin mutually shall agree;

      (ix) enter into any material contract or agreement or any amendment to, or release any third party from its obligations under, any material contract, agreement or instrument; grant or pay any increases in salary or benefits (other than regularly scheduled increases in the Ordinary Course of Business consistent with past practice); or adopt or amend any collective bargaining agreement or Business Benefit Plans;

      (x) make any capital expenditure in excess of $50,000 in any one case or $200,000 in the aggregate;

      (xi) materially reduce, or make any material change in the overall quality or maturity characteristics of, the Investment Assets reflected in Section
   2.22 of the Disclosure Schedule;

      (xii) purchase, or enter into any agreement or arrangement for, any Investment Asset, except for purchases, agreements or arrangements for Investment Assets with a National Association of Insurance Commissioners rating of "1", or except as otherwise approved by the Buyers, which approval shall not be unreasonably withheld;

      (xiii) dispose of, destroy or cause to be disposed of or destroyed any of the books and records of the Company or ACFS; or

      (xiv) authorize any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

 5.2 Access. From the date hereof and prior to the Closing, the Company, ACFS and ACHC shall provide the Buyers and Western with such information as the Buyers and Western may from time to time reasonably request with respect to the Company and ACFS and the transactions contemplated by this Agreement, and shall provide the Buyers and Western and their representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Company and ACFS as the Buyers and Western may from time to time reasonably request. Any disclosure whatsoever during such investigation by the Buyers and

Western shall not constitute an enlargement of or additional representations or warranties of ACHC, the Company or ACFS beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the letter agreement dated February 10, 1997 (the "Confidentiality Agreement").

 5.3 Further Assurances. At any time or from time to time after the Closing, ACHC, the Company and ACFS shall, at the request of the Buyers and Western and at the expense of the Buyers and Western, execute and deliver any further instruments or documents and take all such further action, as the Buyers or Western may reasonably request in order to (i) vest in Sub 1 title to and possession of the Company Acquired Assets, (ii) vest in Sub 2 title to and possession of the ACFS Acquired Assets, (iii) perfect and record, if necessary, the sale, transfer, assignment, conveyance and delivery to the applicable Buyer of the applicable Acquired Assets, and (iv) otherwise evidence the consummation of the transactions contemplated hereby.

 5.4 Acquisition Proposals. From the date hereof until the termination of this Agreement or the Closing Date, whichever first occurs, none of ACHC or any Former Shareholder will, nor will any of them cause the Company or ACFS to, directly or indirectly, (i) take any action to solicit or initiate any offer or indication of interest from any Person with respect to any Acquisition Proposal (defined below), (ii) engage in discussions or negotiations with, enter into any agreements relating to an Acquisition Proposal with, or provide any information or assistance to, any Person that may be considering making or has made, an Acquisition Proposal, or (iii) vote their shares of Stock in favor of any such Acquisition Proposal. "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or ACFS, or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or ACFS, other than the transactions contemplated by this Agreement.

 5.5 Advice of Changes. The Company, ACFS, ACHC and, with respect to Section 3.6 only, the Former Shareholders shall promptly advise the Buyers and Western in writing of any event occurring after the date hereof which would render any representation or warranty of the Company, ACFS, ACHC or, with respect to
Section 3.6 only, a Former Shareholder, contained in this Agreement untrue or inaccurate, if made on or as of the date of such event or as of the Closing Date, or which prevents the Company, ACFS, ACHC or the Former Shareholders from complying with any of their respective obligations hereunder.

 5.6 Interim Financial Information. As promptly as practicable after each regular accounting period subsequent to the Most Recent Fiscal Month End and prior to the Closing Date, the Company will deliver to the Buyers periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Company and ACFS and, if available, unaudited statements of the financial position of the Company and ACFS (SAP and GAAP) as of the last day of each accounting period, and statements of income and changes in the financial position of the Company and ACFS for the period then ended.

 5.7 Termination of Affiliate Arrangements. Prior to the Closing, except as set forth on Exhibit 5.7 hereto or for obligations arising under this Agreement or any Ancillary Documents, (i) each contract, agreement or other arrangement existing as of the date of this Agreement or as of the Closing Date imposing any obligation on the Company or ACFS for the benefit of ACHC or any Former Shareholder or their respective Affiliates, shall be terminated and (ii) all intercompany balances or other obligations owed by the Company or ACFS to ACHC shall be canceled and the Company and ACFS completely discharged from liability in connection therewith.

 5.8 Non-Competition Agreements. Simultaneous with the execution of this Agreement, each of David R. Markin and Allan R. Tessler shall enter into a Non-Competition Agreement, substantially in the forms attached hereto as Exhibits 5.8 (a) and 5.8(b) hereto, respectively.

 5.9 Consents. The Sellers and ACHC shall use all reasonable commercial efforts, but shall not be required, to obtain the consents with respect to the Commitments indicated by a double asterisk on Section 2.6 of the Disclosure Schedule. The Buyers and Western agree that the Sellers and ACHC shall not be required to attempt to obtain the consents with respect to the Commitments indicated by a single asterisk on such Section 2.6.

 5.10 Insurance Licenses. In the event any of the Insurance Licenses granted to a Seller cannot be assigned to the Buyers hereunder, (i) the Sellers shall cause such Insurance License to be retired and (ii) from and after the Closing, the Sellers shall not transact any insurance business pursuant to any such Insurance License, nor shall they transfer or assign any such Insurance License to any other Person or in any way permit any other Person to transact insurance business pursuant to any such Insurance License.

                                  ARTICLE VI

                      COVENANTS OF THE BUYERS AND WESTERN

     Each of the Buyers and Western hereby covenants and agrees with the Sellers and ACHC as follows:

 6.1 Books and Records; Personnel.

     (a) The Buyers and Western shall not dispose of or destroy any of the books and records of the Company and ACFS relating to periods prior to the Closing ("Books and Records") without first offering such records to the Sellers, ACHC and the Former Shareholders.

     (b) The Buyers and Western shall allow each of the Sellers, ACHC and the Former Shareholders and each of their agents reasonable access to all Books and Records during normal working hours at the respective Buyers' principal place of business or at any location where any Books and Records are stored (or, if stored in a warehouse or similar facility, at any office location of the Buyers), and each of the Sellers and ACHC and each of the Former Shareholders shall have the right, at its or his own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Buyers' business and the Buyer shall not move such records outside of the continental United States.

     (c) The Buyers and Western shall make available to each of the Sellers and ACHC upon written request (i) copies of any Books and Records, (ii) the Buyers' personnel to assist the Sellers and ACHC in locating and obtaining any Books and Records, and (iii) any of the Buyers' personnel whose assistance or participation is reasonably required by any Seller and ACHC in anticipation of, or preparation for, existing or future Litigation, tax returns or other matters in which any Seller or ACHC or any of their Affiliates is involved. The Sellers and ACHC, as applicable, shall reimburse the Buyers and Western for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 6.1(c).

     (d) The foregoing provisions of this Section 6.1 shall be in addition to the obligations of the Buyers and Western under Sections 7.1(a) and 12.2(c)(ii).


 6.2 Assumed Liabilities.

     (a) As of the Closing Date, the Buyers and Western (each, a "Releasor" and collectively, the "Releasors") each hereby will (i) fully, unconditionally and irrevocably release and discharge each of the Sellers, ACHC and the Former Shareholders, and each of their past and present officers, directors, shareholders, managers, agents, trustees, representatives, advisors, consultants, employees, successors, assigns, subsidiaries or Affiliates (each a "Releasee," and collectively, the "Releasees") from all claims, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, which the Releasors or the Releasors' past and present directors, officers, shareholders, managers, agents, representatives, advisors, consultants, employees, successors, assigns, subsidiaries or Affiliates ever had, now have, or hereafter can, shall or may have, against the Releasees, separately or collectively, for, upon, by reason of, in connection with, with respect to, or arising out of, any of the Assumed Liabilities or otherwise, whether known or unknown, from the beginning of the world to the Closing Date,
(ii) hereby covenant and agree not to sue the Releasees with respect thereto and
(iii) waive any rights that ever arose or may have arisen in the past or may arise in the future in favor of any of them with respect thereto in each case except as specifically provided in this Agreement or any Ancillary Document.

     (b) The Buyers and Western agree that effective from and after the Closing, the Sellers, ACHC and the Former Shareholders or their Affiliates shall have no obligation for the self-insured retention portion of any product liability, general liability, medical and other claims included in the Assumed Liabilities, which claims were made or are to be made in the future in respect of periods prior to the Closing ("Claims"), for which the Company or ACFS is responsible vis a vis the Company's or ACFS's insurers (the "Company's Insurers"), so that from and after the Closing, neither the Buyers nor Western will look to the Sellers, ACHC, the Former Shareholders or their Affiliates for reimbursement of any payment made by any of the Company's Insurers in respect of any Claim.

 6.3 Further Assurances. At any time or from time to time after the Closing, the Buyers and Western shall, at the request of a Seller, ACHC or any Former Shareholder and at the expense of such Seller, ACHC or Former

Shareholder, as applicable, execute and deliver any further instruments or documents and take all such further action as such Seller or ACHC may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

 6.4 Conduct Prior to Closing. Neither the Buyers nor Western will take or omit to take any action, the effect of which would reasonably be expected to cause any of the representations or warranties set forth in Article IV hereof to be inaccurate as of the Closing Date or prevent the Buyers or Western from complying with any obligation of the Buyers or Western set forth in this Agreement.

 6.5 Insurance License and Permit Application; Form A Filing. Each of the Buyers and Western agree to use its respective best efforts to: (a) promptly make its respective filings, including Required Insurance Filings, and thereafter make any other required submissions under applicable laws and regulations, including any Insurance Law, necessary to obtain Insurance Licenses, Permits and Required Insurance Approvals, including with respect to the formation of Sub 1 and the authorization of Sub 1 to do business as an insurance company in the State of Illinois; and (b) to submit a complete Form A Filing to the Illinois Department of Insurance on or before the twenty-eighth (28th) day following the date hereof, a copy of which shall be forwarded to the Sellers and their counsel.

 6.6 Western Corporate Action. Western shall take all actions necessary in accordance with the General Corporation Law of the State of Delaware, the federal securities laws, and Western's Certificate of Incorporation and By-laws in order to effectuate the transactions contemplated by this Agreement, including, without limitation, obtaining Stockholder Approval.

 6.7 Formation of Sub 1 and Sub 2. As soon as practicable after the date hereof (and in any event prior to the Closing), Western shall (i) cause Sub 1 to be formed as an Illinois insurance corporation having all requisite corporate power under Illinois law to enter into and perform its obligations under this Agreement, (ii) cause Sub 2 to be formed as an Illinois corporation having all requisite corporate power under Illinois law to enter into and perform its obligations under this Agreement and (iii) cause Sub 1 and Sub 2 to execute a counterpart of this Agreement as a "Buyer" hereunder. Upon such execution by Sub 1, Sub 1 shall become a Party hereto and shall be bound by the provisions hereof as a Buyer hereunder, and upon such execution by Sub 2, Sub 2 shall become a Party hereto and shall be bound by the provisions hereof as a Buyer hereunder.

                                  ARTICLE VII

                             ADDITIONAL COVENANTS

 7.1 Tax Matters.

     (a) After the Closing Date, each of the Buyers and Western and each of the Sellers and ACHC shall cooperate fully with each other and make available or cause to be made available to each other in a timely manner such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by the Buyers and Western or by the Sellers and ACHC of any tax returns, elections, consents or certificates required to be prepared and filed by the Buyers or Western or by the Sellers or ACHC and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes. The Buyers and Western and the Sellers and ACHC will retain and provide to each other all records and other information which may be relevant to any such tax return, audit or examination, proceeding or determination and will provide each other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any tax return of any of the Buyers, Western, the Sellers and ACHC for any period. Each of the Buyers and Western and the Sellers and ACHC will retain copies of all tax returns, supporting work schedules and other records and documents relating to tax periods or portions thereof ending prior to or on the Closing Date until the expiration of any applicable statute of limitations or extension thereof. Any information disclosed or provided by the Buyers and Western to the Sellers and ACHC, or disclosed or provided by the Sellers and ACHC to the Buyers and Western shall be kept strictly confidential, shall be used only for the purposes set forth in this Article VII, and shall not be disclosed to any third party except as may be required by law.

     (b) Except as provided with respect to those taxes that are not Assumed Liabilities but are payable pursuant to the Tax Statement as provided in Section 7.1(c), each of the Buyers and Western shall cause to be prepared and the Sellers shall, upon timely receipt from the Buyers and after review thereof, cause to be timely filed, all required tax returns relating to taxes assumed by the Buyers (e.g., state sales taxes), but imposed on the Sellers, for any period which ends on or before the Closing Date for which tax returns shall not have been filed as of the Closing Date. Not later than five days before the due date for payment of taxes with respect to such tax returns, the Buyers shall pay to the Sellers an amount equal to the taxes shown due on such tax returns.

     (c) Within 45 days following the Closing Date, the Buyers shall cause to be prepared and shall deliver to the Sellers a computation of (i) the federal income tax liability of each of the Company and ACFS and (ii) the liability of each of the Company and ACFS for income tax or franchise tax based on net income for each state, locality and foreign jurisdiction in which either the Company or ACFS is subject to such tax (the "Tax Statement"), in each case (w) computed, in the case of Federal income taxes, (1) solely in the event that the parties to the Assignment Agreement have not agreed upon the amount of the 1997 Taxes on or prior to the Closing Date, for the period January 1, 1997 through the date prior to the date of acquisition of the Company and ACFS by ACHC pursuant to the Tax Sharing Agreement, and (2) for the period beginning on the date of the acquisition of the Company and ACFS by ACHC through the Closing Date; and, in the case of such state, local and foreign taxes, computed for the period beginning on the date of acquisition of the Company and ACFS by ACHC through and including the Closing Date, (x) excluding any such Tax liability of the Company or ACFS based solely upon the sale of assets by the Sellers pursuant to this Agreement and any Tax liability of the Company or ACFS as a result of an election made pursuant to Section 338(h)(10) of the Code in connection with the sale of the shares of the Company pursuant to the Assignment Agreement, (y) subtracting the amount of any payments in respect of such Taxes made by the Company or ACFS to the appropriate taxing authorities and (z) subtracting the amount of any distributions made by the Company or ACFS in respect of such Taxes on or prior to the Closing Date, pursuant to the Tax Sharing Agreement or pursuant to any tax sharing or similar agreement or arrangement among any of the Company, ACFS and ACHC and any of their respective Affiliates. The Tax Statement shall (i) be prepared in a manner consistent with past practice used in the preparation of the relevant income and franchise tax returns of or with respect to the Company and ACFS, unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by law and (ii) include only the operations of the Company and ACFS as such operations would be reported for the relevant jurisdiction if a tax return were filed for either or both the Company and ACFS, as applicable in the relevant jurisdiction. Unless the Sellers, within 15 days after receipt of the Tax Statement, provide written notice to the Buyers objecting to the computations set forth on the Tax Statement, the Buyers shall pay to the Sellers the amounts shown as due thereon. If such written notice is given to the Buyers by the Sellers and the parties are unable to agree upon the amounts due within 30 days after such notice is received by the Buyers, the Buyers and the Sellers shall jointly designate a nationally recognized firm of independent public accountants which is not affiliated with any of the Parties. Such accounting firm shall determine the amounts to be paid to the Sellers and such determination shall be final and binding upon the Parties. The fees, costs and expenses of such accounting firm shall be borne 50% by the Buyers and Western and 50% by the Sellers and ACHC.

     (d) ACHC and the Sellers shall promptly notify Western and the Buyers in writing upon receipt by ACHC or the Sellers of notice of any pending or threatened Tax audits of or assessments against the Sellers in respect of income or franchise taxes for those periods included on the Tax Statement. The Buyers and Western shall have the sole right to represent the interests of the Sellers in any Tax audit or administrative or court proceeding relating to such taxes and to employ counsel of its own choice. In the event that a taxing jurisdiction successfully asserts a deficiency solely (i) in respect of the income and franchise taxes of the Company and ACFS that are included on the Tax Statement and (ii) for the period beginning on the date of the acquisition of the Company and ACFS by ACHC through the Closing Date, the Buyers shall prepare a revised Tax Statement in conformity with the first two sentences of Section 7.1(c) hereof adjusted to take the amount finally determined to be due in respect of such deficiency into account and shall pay to the Sellers the additional amount of tax (and any interest and penalties successfully asserted solely in respect of such additional amount of tax) computed pursuant to such revised Tax Statement.

     (e) Notwithstanding any other provision of this Agreement, the parties expressly agree that the Buyers and Western shall not assume any Excluded Liabilities, including, without limitation, any Tax liabilities of any Seller, ACHC or any of their respective Affiliates under Treasury Regulation Section 1.1502-6 or any comparable provision of state or local law.

 7.2 HSR Act Notification. If necessary, the Sellers and ACHC and the Buyers and Western shall each promptly prepare and file a notification with the United States Justice Department (the "Justice Department") and the Federal Trade Commission (the "FTC"). Western shall inform the Sellers by July 10, 1997 whether such notice is required by the HSR Act. The Parties shall cooperate with each other in connection with the preparation of such notification, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing. Each of the Parties shall keep all information about any other Party obtained in connection with the preparation of such notification confidential. The Buyers or Western shall pay the filing fee required under the regulations promulgated pursuant to the HSR Act. In the event any Party shall receive a request for additional information or documentary material from the Justice Department or the FTC, (i) the Buyers and Western shall be primarily responsible for responding to such request, and (ii) the Sellers and ACHC shall not respond to such request or furnish any additional information or documentary material without first notifying the Buyers and Western in writing.

 7.3 SEC Reports. Western shall promptly deliver to the Sellers and ACHC true and correct copies of any report, statement or schedule filed by Western with the SEC subsequent to the date hereof and prior to the Closing.

 7.4 Meeting of Stockholders. Western shall, as soon as practicable after the date of this Agreement, take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders to consider and vote upon, among other things, such transactions contemplated by this Agreement as may require stockholder approval (the "Stockholders' Meeting"). Western shall use its reasonable best efforts to solicit or secure from stockholders of Western proxies or votes in favor of any approval of the transactions contemplated by this Agreement as may be required by Delaware Law, the Securities Act and the Exchange Act.

 7.5 Proxy Statement. As soon as practicable after the execution of this Agreement, Western shall prepare and file with the SEC a preliminary proxy statement, and a form of proxy, in connection with obtaining Stockholder Approval (such proxy statement/prospectus, together with any amendments thereof or supplements thereto and the form of proxy, in each case in the form or forms mailed to Western's stockholders, being referred to herein as the "Proxy Statement"). Western will use all reasonable efforts to have or cause the Proxy Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws. Each of the Sellers, ACHC and Western shall obtain and furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Proxy Statement shall have become effective, Western shall mail the Proxy Statement to all of its stockholders.

 7.6 Best Efforts; Consents; Filings. Subject to the terms and conditions of this Agreement, Western, the Buyers, ACHC and the Sellers each shall use its reasonable best efforts to (i) take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Western or the Buyers (or any of their respective subsidiaries) (including, without limitation, Required Insurance Filings and Required Insurance Approvals) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the acquisition of the Acquired Assets by the Buyers (as set forth herein); (iii) make all necessary filings, and thereafter make any other required submissions, notifications and filings with respect to this Agreement and the acquisition of the Acquired Assets required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable Law, including, without limitation, any other federal or state securities laws and (B) the HSR Act, if required, provided, however, that Western, the Sellers and ACHC shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to any filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing party in connection therewith; and (iv) remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto all benefits contemplated by this Agreement.

 7.7 Public Announcement. A press release (the "Press Release") shall be jointly issued by Western and ACHC as soon as practicable after notice has been given to A.M. Best of the execution of this Agreement; provided, that Western and ACHC shall use their best efforts to give such notice to A.M. Best. Western and ACHC shall consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement and the purchase of the Acquired Assets (other than the Press Release) and shall not issue any such press release (other than the Press Release), unless required by Law, prior to such consultation.

 7.8 Name. The Sellers shall permit the Buyers and Western to use the name "American Country" (the "Name") as its proposed name solely in connection with carrying out their respective obligations hereunder; provided, however, that if the transaction contemplated by this Agreement is terminated for any reason whatsoever, the Buyers shall, and Western shall cause the Buyers to, immediately cease and desist from any and all use of the Name and no Buyer shall use the Name in connection with any matter whatsoever.

 7.9 Non-Competition Covenant.

     (a) Each of ACHC and the Company acknowledges and agrees that its covenants contained in this Section 7.9 are essential to protect the business and goodwill being purchased by the Buyers and that the Buyers would not purchase the Acquired Assets but for the agreements and covenants contained in this Section
7.9. Accordingly, each of ACHC and the Company agrees that, from and after the Closing, it will not, either directly or indirectly, individually, in partnership, jointly, or in conjunction with any Person, whether as principal, agent, shareholder or in any other capacity whatsoever:

      (i) engage in the Company Business in the Territory;

     (ii) solicit or contact potential customers or policyholders on behalf of, associate with, invest in, obtain any interest in, advise, lend money to or guarantee the debts or obligations of any Person, which is engaged in the Company Business in the Territory;

      (iii) solicit or accept business from any of the Company's customers or policyholders, including actively sought prospective customers or policyholders, for the purposes of providing products or services the same or substantially similar to those provided in connection with the Company Business;

      (iv) except as requested by the Buyers or Western, persuade or attempt to persuade any employee of the Company to terminate his or her service with the Company; or

      (v) persuade or attempt to persuade any customer or policyholder of the Company to terminate or modify such customer's or policyholder's relationship with the Company.

     Notwithstanding anything to the contrary in this Section 7.9, ACHC and the Company may acquire and/or hold up to five percent (5%) of the capital stock, other equity interest or public debt of any corporation the stock, other equity interest or public debt of which is publicly traded.

     (b) Each of ACHC and the Company acknowledges and agrees that its breach of any of the covenants or agreements contained in this Section 7.9 would cause irreparable injury to the Buyers and Western and that remedies at law for any actual or threatened breach by ACHC or the Company of such covenants or agreements would be inadequate. Accordingly, in the event ACHC or the Company breaches or threatens to breach any of the covenants contained in this Section 7.9, the Buyers and Western shall be entitled to specific performance, or immediate, preliminary or permanent injunctive relief, as well as money damages and attorneys' fees and costs. Each of ACHC and the Company agrees that the existence of any claim or cause of action by ACHC or the Company against the Buyers or Western, whether predicated upon this Agreement or any other contract or document executed in connection herewith, shall not constitute a defense to the enforcement by the Buyers of such covenants.

     (c) It is the intention of ACHC, the Company, Western and the Buyers that the provisions of this Section 7.9 be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to confirm with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Section 7.9, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. Such parties further agree to alter the remainder of this Section
7.9 in order to render the same valid and enforceable.

                                 ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE BUYERS
                                  AND WESTERN

     The obligations of the Buyers and Western hereunder shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

 8.1 Representations, Warranties and Covenants of the Company, ACFS, ACHC and the Former Shareholders. Each of the Company and ACFS shall have complied in all material respects with their respective agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of each of the Company, ACFS, ACHC and the Former Shareholders contained herein and not modified by a materiality qualification shall be true in all material respects, and all other representations and warranties shall be true in all respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date; provided, however, that the foregoing shall not be a condition to the obligations of the Buyers and Western hereunder unless the failure of such compliance, as stated above, or the failure of the representations and warranties to be true, as stated above, in the aggregate could have a Material Adverse Effect. The Buyers shall have received a certificate of an officer of each of the Company, ACFS and ACHC and a certificate of the Former Shareholders, each such certificate dated as of the Closing Date and signed by the applicable officer or all of the Former Shareholders, as applicable, certifying as to the fulfillment of the condition set forth in this Section 8.1 (the "Officer's Certificate" or the "Former Shareholders' Certificate," as applicable).

 8.2 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened by an unrelated third party against any of the Parties before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or could result in the obtaining of material damages or other relief from such party which could have a Material Adverse Effect, or a material adverse effect in connection with this Agreement or the consummation of the transactions contemplated hereby.

 8.3 Stockholder Approval; Third Party Consents. Western shall have received Stockholder Approval. The Buyers and Western shall have received the consents set forth on Exhibit 8.3 and such consents shall be in full force and effect.

 8.4 Governmental Consents. (a) If applicable, the waiting period under the HSR Act shall have expired or been terminated, (b) each of the Required Insurance Approvals shall have been obtained, and (c) all other consents, approvals, authorizations, exemptions and waivers from, by, in respect of, or filings with governmental or regulatory bodies, authorities, officials or agencies required in order to enable the Buyers and Western to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

 8.5 Opinion of the Sellers' Counsel. The Buyers and Western shall have received the opinions of counsel to ACHC and the Sellers, dated the Closing Date, setting forth such opinions as may be agreed to by counsel to the Buyers and Western and counsel to ACHC and the Sellers.

 8.6 No Material Adverse Change. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company and ACFS shall not have suffered any Material Adverse Effect since the Most Recent Fiscal Year End.

 8.7 Best's Rating. The Company shall have maintained a Best's Rating of A- (Excellent), and no modifiers shall be attached to such rating, prior to and through the Closing Date unless such rating has been lowered or such modifiers attached solely and clearly as a result of (a) the proposed capital structure of the Buyers or (b) the proposed business plans of the Buyers.

 8.8 Insurance Department Examination. No findings, recommendations, requirements or restrictions on the Company or its assets or operations, except for those which, individually or in the aggregate, would not have a Material Adverse Effect shall have been issued, proposed or threatened or otherwise made known to the Company, Sub 2 and Western by the Illinois Department of Insurance, pursuant to the examination of the condition and affairs of the Company for the period January 1, 1993 through December 31, 1996, or otherwise, on or before the Closing Date.

 8.9 Indemnification from Checker Motors Corporation. CMC shall have executed and delivered an indemnification agreement in such form as may be agreed to by the respective parties thereto (the "Indemnification Agreement") pursuant to which CMC agrees to indemnify the Buyers and Western from any Losses incurred as a result of (i) partial or complete withdrawal by a member of the affiliated or controlled group of CMC from the National Industrial Group Pension Plan and any other Multiemployer Plan in which any member of the affiliated or controlled group of CMC has participated, and (ii) the maintenance and termination of the Checker Motors Pension Plan (other than Losses relating to former or current employees of the Company or ACFS).

 8.10 Name. The Company and ACFS each shall have changed its name to exclude the words "American" or "Country."

 8.11 Assumption Agreements. The Company shall have executed the Reinsurance Assumption Agreement and the Company and ACFS shall have executed the Company Assumption Agreement and the ACFS Assumption Agreement, respectively, in such forms as may be agreed to by the parties thereto.

 8.12 Section 1445 Certificate. Each Seller shall have furnished the Buyers with a certificate that such Seller is not a foreign person within the meaning of
Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation
Section 1.1445-2(b).

 8.13 Payment of Amended and Restated Buyer Notes. The Buyers and Western shall have received satisfactory evidence that ACHC has given irrevocable instructions that the Amended and Restated Buyer Notes be repaid with the proceeds of the transactions contemplated by this Agreement.

                                  ARTICLE IX

                 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS,
                       ACHC AND THE FORMER SHAREHOLDERS

     The obligations of each Seller, ACHC, and the Former Shareholders hereunder shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

 9.1 Representations, Warranties and Covenants of the Buyer. Each of the Buyers and Western shall have complied in all material respects with their agreements and covenants contained herein to be performed on or prior to the Closing Date, and the representations and warranties of each of the Buyers and Western contained herein and not modified by a material qualification shall be true in all material respects, and all other representations and warranties shall be true in all respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date. The Sellers shall have received certificates of each of the Buyers and Western, dated as of the Closing Date and signed by an officer of each of the Buyers or Western, as appropriate, certifying as to the fulfillment of the condition set forth in this Section 9.1 (the "Buyer's Certificate" or "Western's Certificate").

 9.2 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened by an unrelated third party against any Party before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or could result in the obtaining of material damages or other relief from such party which could have a Material Adverse Effect, or a material adverse effect in connection with this Agreement or the consummation of the transactions contemplated hereby.

 9.3 [Intentionally omitted.].

 9.4 Governmental Consents. (a) If applicable, the applicable waiting period under the HSR Act shall have expired or been terminated, (b) each of the Required Insurance Approvals shall have been obtained, and (c) all other consents, approvals, authorizations, exemptions and waivers from, by, in respect of, or filings with governmental or regulatory bodies, authorities, officials or agencies required in order to enable the Sellers and ACHC to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

 9.5 Releases. Each of the Sellers shall have executed a General Release of each of the Former Shareholders substantially in the form of Exhibit 9.5 hereto.


 9.6 Opinion of the Counsel to the Buyers and Western. The Sellers shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison and/or Epstein Becker & Green, P.C., dated the Closing Date, setting forth such opinions as may be agreed to by counsel to ACHC and the Sellers and counsel to the Buyers and Western.

 9.7 Assumption Agreements. Sub 1 shall have executed the Reinsurance Assumption Agreement and Sub 1 and Sub 2 shall have executed the Company Assumption Agreement and the ACFS Assumption Agreement, respectively, in such forms as may be agreed to by the respective parties thereto.

 9.8 Stockholder Approval. Western shall have received the Stockholder Approval.


                                   ARTICLE X

                        COVENANTS RELATED TO EMPLOYMENT
                      AND EMPLOYEE BENEFITS ARRANGEMENTS

     The Parties hereby covenant and agree as follows:

 10.1 Assumption of Pension Plan. As of the Closing Date, Western (or Sub 1) and the Company shall enter into a Pension Plan Assumption and Trust Sponsor Substitution Agreement, in such form as may be agreed to by the parties thereto, pursuant to which Western (or Sub 1) will assume sponsorship of the American Country Insurance Company Pension Plan (the "Company Pension Plan") and all liabilities of the Company thereunder with respect to participants and beneficiaries under the Company Pension Plan and will be substituted for the Company as sponsor of the trust thereunder. Service taken into account under the Company Pension Plan prior to the Closing with the Sellers shall be treated as service with the Buyers for all purposes under the Company Pension Plan.

 10.2 Assumption of 401(k) Plan. As of the Closing Date, Western (or Sub 1) and the Company shall enter into a 401(k) Plan Assumption and Trust Sponsor Substitution Agreement, in such form as may be agreed to by the parties thereto, pursuant to which Western (or Sub 1) will assume sponsorship of the American Country Insurance Company Employees 401(k) Plan (the "Company 401(k) Plan") and all liabilities of the Company thereunder with respect to participants and beneficiaries under the Company 401(k) Plan and will be substituted for the Company as sponsor of the trust thereunder. Service taken into account under the Company 401(k) Plan prior to the Closing with the Sellers shall be treated as service with the Buyers for all purposes under the American Country 401(k) Plan.


 10.3 Employment. As of the Closing Date, the Buyers shall offer continued employment to all Employees of the Company and ACFS on such date (including employees on leave of absence or disability) on terms and conditions identical to those immediately prior to the Closing; provided, however, that nothing in this agreement shall be construed to limit in any way the ability of the Buyers to terminate the employment or any of the terms and conditions of employment of any Employee or the terms of any Business Benefit Plan at any time after the Closing.

 10.4 Indemnity. In addition to the obligations of the Buyers pursuant to
Section 12.2 hereof, Western and the Business shall jointly and severally indemnify the Sellers and their affiliates and hold each of them harmless from and against any Losses which may be incurred or suffered by any of them under the WARN Act arising out of, or relating to, any action taken by the Buyers or the Business on or after the Closing Date; provided, however, that as of the Closing, Company has not incurred any liability or obligation under WARN or any similar state law and within the six-month period immediately following the Closing, will not incur any such liability or obligation if, during such six-month period, only terminations of employment in the normal course of operations occur.

 10.5 Benefit Plans. Without limiting the generality of Section 6.3, the Buyers shall, or shall cause the Business to, assume all employment-related liabilities and obligations of the Company and ACFS, Sellers, CRA, CMC and members of their controlled or affiliated group (including the Business) with respect to the Employees and their dependents and beneficiaries, including, but not limited to,
(i) liabilities and obligations for benefits, compensation, contributions), insurance and health maintenance organization premiums, reserves and administrative expenses whether incurred or accrued before, on or after the Closing Date and whether or not reported as of the Closing Date, (ii) liabilities and obligations arising under the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA with respect to all Employees (or any beneficiary or dependent of any Employee) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage, and (iii) liabilities and obligations to provide post-retirement health and life insurance benefits to Employees (whether or not currently retired); and the Buyers and the Business shall jointly and severally indemnify the Sellers, CRA and CMC and hold each of them harmless from and against any Losses which any of them may incur or suffer in respect of any of the foregoing liabilities and obligations.

                                  ARTICLE XI

                         TERMINATION PRIOR TO CLOSING

 11.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

     (a) By the Sellers in writing if there is a condition in Article IX that has not been fulfilled or waived on or prior to August 31, 1997; or

     (b) By the Buyers and Western in writing if there is a condition in Article VIII that has not been fulfilled or waived on or prior to August 31, 1997; or


     (c) By the mutual written consent of ACHC and the Sellers, on the one hand, and the Buyers and Western, on the other hand; or

     (d) By Western and the Buyers, on the one hand, and ACHC and the Sellers, on the other hand, in writing, without liability (other than pursuant to Section 12.9) to the terminating Party on account of such termination (provided the terminating Party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before August 31, 1997, including because of the failure by the Buyers or Western to obtain Required Insurance Approvals; or

     (e) By Western, the Buyers, ACHC or the Sellers, in writing, if there shall be (i) any law or regulation (including any Insurance Law) that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree (including, without limitation, under the HSR Act, if required, the Exchange Act or any applicable Insurance Law) enjoining the Parties from consummating the transactions contemplated hereby, provided that the Parties shall have used their reasonable good faith efforts to have any such judgment, injunction, order or decree lifted and the same shall not have been lifted within forty-five (45) days after entry by any court or governmental or regulatory authority; or

     (f) By the Sellers and ACHC, in writing, if a Form A filing and an application for Insurance Licenses have not been submitted by Western on behalf of itself and Sub 1, as appropriate, to the Illinois Department of Insurance by the twenty-eighth (28th) day following the date hereof; provided, however, that notice of such termination must be given prior to the submission of the filing; or

     (g) By Western, if it is unable, in good faith and after using its reasonable best efforts, to obtain Stockholder Approval.

 11.2 Automatic Termination. This Agreement shall be terminated automatically, without any action by any Party hereto, if (i) the stockholders of Western have failed to give the Stockholder Approval after the matter shall have been submitted to such stockholders for a vote thereon or (ii) the applicable insurance departments, agencies or commissions have denied the Required Insurance Approvals.

 11.3 Effect of Termination. Termination of this Agreement pursuant to this
Article XI shall terminate all obligations of the Parties hereunder, except for the obligations under Sections 11.3, 12.8, 12.9 and 12.11; provided, however, that termination pursuant to clause (a), (b), (d) or (f) of Section 11.1 shall not relieve a defaulting or breaching Party from any liability to any other Party hereto, including but not limited to liability under Section 12.9.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Survival. Except as otherwise set forth in this Section 12.1 or in
Section 12.2, the representations and warranties made by any party to this Agreement or in any agreement (other than in the Non-Competition Agreements) or certificate (including any Ancillary Document executed by the Company, ACFS, ACHC or any Former Shareholder) shall expire at the Closing, together with any right to indemnification or otherwise with respect thereto. The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing and the covenants and agreements to be performed or complied with after the Closing shall, except as otherwise provided herein, survive indefinitely.

 12.2 Indemnification.

     (a) If the Closing shall occur, each Seller and ACHC shall indemnify the Buyers, Western and their Affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them by reason of the failure by any of the Sellers or ACHC to perform or comply with any of its respective covenants or agreements contained herein (including, without limitation, the obligations of the Sellers or ACHC, as applicable, to pay or otherwise satisfy the Excluded Liabilities) which are to be performed or complied with after the Closing.

     (b) If the Closing shall occur, in addition to the indemnity obligations of the Buyers and Western set forth in Article X hereof, the Buyers and Western shall jointly and severally indemnify the Sellers, ACHC and the Former Shareholders and their Affiliates and hold each of them harmless from and against all Losses which are incurred or suffered by any of them by reason of
(i) the breach by the Buyers or Western of any of their respective representations or warranties made herein, (ii) the failure by the Buyers or Western to perform or comply with any of the covenants or agreements contained herein (including, without limitation, the covenants of the Buyers and Western set forth in Article X hereof) and (iii) the obligations of the Buyers and Western to pay or otherwise satisfy the Assumed Liabilities or arising out of any Assumed Liability, or (iv) the conduct by the Buyers or Western of their respective businesses or their use of the Assumed Assets after the Closing.
     (c) (i) In the event that any Party shall incur or suffer any Losses in may be sought by such Party pursuant to the provisions of this Section 12.2, the party seeking and entitled to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is permitted to be sought (the "Indemnitor") stating the nature and basis of such claim, and accompanied by any documentation required by Section 12.2. In the case of Losses arising by reason of any third party claim, the Notice shall be given within 30 days of the filing or other written assertion of such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not prohibit recovery hereunder except to the extent that the Indemnitor is prejudiced thereby.

           (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor and its counsel reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

           (iii) In the case of third party claims for which indemnification is sought, the Indemnitor shall have the option (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld) and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within 30 days of receipt of the Notice, notify the Indemnitee of its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim, and, if the Indemnitor shall decline to assume the defense of any such claim, or shall fail to notify the Indemnitee within 30 days after receipt of the Notice of the Indemnitee's election to defend such claim, the Indemnitee shall defend against such claim (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of such claims shall be borne by the Indemnitor, but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim and, if applicable, only to the extent required by
       Section 12.2(a). Regardless of which Party shall assume the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith. If (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim, then within ten days after the occurrence of a final non-appealable determination with respect to such third party claim, the Indemnitor shall pay to the Indemnitee the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof, and in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee against such Losses, the Indemnitor shall within ten days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount, to pay to the Indemnitee the amount of such Losses or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof.

     (d) If the Closing shall occur, the indemnification provided in this
Section 12.2 shall be the sole and exclusive remedy against any Party.

     (e) Nothing in this Agreement shall be interpreted to deny, limit or in any way modify the remedies of the Buyers or Western under applicable law in the event of fraud or intentional misrepresentation.

     (f) Each of the Parties acknowledges that the remedies at law for any actual or threatened breach of the obligations and agreements by the Buyers and Western set forth in Section 1.6 of this Agreement with respect to the payment of the Purchase Price would be inadequate. Therefore, each Seller and each Buyer and Western agrees that the Parties shall be entitled to specific performance of such obligations or agreements, or injunctive relief against activities in violation of said obligations and agreements, or both.

 12.3 Interpretive Provisions. Whenever used in this Agreement, unless expressly stated otherwise, (a) "to ACHC's knowledge" or "to the knowledge of ACHC" (or words of like import) shall mean to the actual knowledge of ACHC, and those persons listed on Exhibit 12.3(A) under the heading "ACHC," (b) "to the Company's knowledge" or "to ACFS's knowledge" or "to the knowledge of the Company" or "to the knowledge of ACFS" or "to the Sellers' knowledge" or "to the knowledge of the Sellers" (or words of like import) shall mean to the actual knowledge of the Company, ACFS or the Sellers, as the case may be, and those persons listed in Exhibit 12.3(A) under the heading "The Company or Sellers" (with respect to such entities) and under the heading "ACFS" (with respect to ACFS), (c) "to Western's knowledge" or "to the knowledge of Western" (or words of like import) shall mean to the actual knowledge of Western and those persons listed on Exhibit 12.3(B) and (d) "to the Former Shareholders' knowledge" or "to the knowledge of the Former Shareholders" (or words of like import) shall mean to the actual knowledge of any of the Former Shareholders.

 12.4 Entire Agreement. This Agreement (including the Disclosure Schedule and all Exhibits hereto) and the Confidentiality Agreement constitute the sole understanding of the Parties with respect to the subject matter hereof.

 12.5 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto; provided, however, that this Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto, except that Western may, at its election, assign this Agreement to any Affiliate so long as (a) the representations and warranties of Western made herein are equally true of such assignee and (b) such assignment does not have any adverse consequences to the Sellers or any of their Affiliates (including, without limitation, any adverse tax consequences or any adverse effect on the ability of Western or its assignees to consummate (or timely consummate) the transactions contemplated hereby), such assignment of this Agreement or any of the rights or obligations hereunder shall not relieve Western of its obligations under this Agreement until after the Closing, at which time Western shall be relieved of its obligations hereunder.

 12.6 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

 12.7 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

 12.8 Broker's Fees. Each of the Parties hereto (i) represents and warrants that it has not taken and will not take any action that would cause the other Parties hereto to have any obligation or liability to any person for a finder's or broker's fee, and (ii) agrees to indemnify the other Parties hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs.

 12.9 Expenses.

     (a) If the Closing shall occur, the Sellers shall pay (or reimburse the Company for amounts previously paid with respect to) the fees and expenses set forth in clause (b) below (the "Expenses").

     (b) For purposes of this Section 12.9, the term "Expenses" shall mean the following fees and expenses, but only to the extent such fees and expenses were incurred on or after February 1, 1997 and in connection with the transactions contemplated by this Agreement:

      (i) the reasonable fees and expenses (which are supported by reasonable documentation) of Hutton Ingram Yuzek Gainen Carroll & Bertolotti, counsel to the Sellers; and

      (ii) the reasonable fees and expenses (which are supported by reasonable documentation) of Sonnenschein Nath & Rosenthal, counsel to the Sellers.

     (c) If the Closing shall not occur, the Buyers and/or Western shall pay, or reimburse the Company for amounts previously paid with respect to, (i) the Expenses, (ii) the reasonable fees and expenses (which are supported by reasonable documentation) of Beermann, Swerdlove, Woloshin, Barezky, Becker, Genin & London (but only to the extent such fees and expenses were incurred on or after February 1, 1997) and (iii) miscellaneous fees (which are supported by reasonable documentation), such as fees incurred in connection with any filing or presentation to A.M. Best in connection with its rating (but only to the extent such fees were incurred on or after February 1, 1997), up to a maximum aggregate amount of $90,000 for all such Expenses and fees and expenses referred to in clauses (i) through (iii) of this clause (c); provided, that this clause
(c) shall apply only if (x) Western has not submitted an application for Insurance Licenses to the Illinois Department of Insurance by the 28th day following the date hereof, (and the Sellers have elected to terminate the Agreement as provided in Section 11.1(f)), (y) Western is unable, in good faith and after using its reasonable best efforts, to obtain Stockholder Approval, or
(z) the Closing shall not have occurred on or before August 31, 1997, and all of the conditions set forth in Article VIII to the Buyers' and Western's obligations to close shall have been satisfied (or, to the extent a condition cannot reasonably be satisfied prior to the Closing, the Sellers and ACHC shall have provided evidence, reasonably satisfactory to Western and the Buyers, of their ability to satisfy such condition) or waived. Notwithstanding anything to the contrary in this Section 12.9, this clause (c) shall not apply if the Agreement has been terminated by reason of Section 11.2(ii).

     (d) In any event, (i) the Sellers shall pay (or reimburse the Company for amounts previously paid with respect to) all reasonable fees and expenses (which are supported by reasonable documentation) incurred in connection with the transfer of shares from SCSM to ACHC and any amounts owed to Berenson Minella & Co., financial advisor to the Sellers and ACHC, in connection with the transactions contemplated by this Agreement and (ii) the Buyers or Western shall pay the expenses incurred in connection with the conversion of Statutory Financial Statements to GAAP Financial Statements and the reasonable fees and expenses (which are supported by reasonable documentation) of Beermann, Swerdlove, Woloshin, Barezky, Becker, Genin & London relating to the transactions contemplated hereby.

     (e) Except as otherwise provided herein, each Party hereto shall pay all costs and expenses incurred by such Party or on its or his behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

 12.10 Consulting Fees. In the event the Closing occurs after July 31, 1997, the monthly consulting fees payable to each of Markin and Tessler shall be increased to $100,000 for the month of August 1997, $75,000 of which shall be pro-rated to reflect the actual number of days elapsed since July 31, 1997 until the Closing Date.

 12.11 Notices. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission with a confirmation of delivery, by overnight courier or by registered or certified mail, postage prepaid, if to the Former Shareholders, to:

              Daniel R. DeLeo
              American Country Insurance Company
              222 N. LaSalle Street
              Chicago, Illinois 60601-1105
              Telephone: (312) 456-2000
              Telecopy: (312) 456-2605


              Edwin W. Elder
              American Country Insurance Company
              222 N. LaSalle Street
              Chicago, Illinois 60601-1105
              Telephone: (312) 456-2000
              Telecopy: (312) 456-2605

              Wayne R. Hannah, Jr.
              c/o Sonnenschein Nath & Rosenthal
              Sears Tower--Suite 8000
              233 South Wacker Drive
              Chicago, Illinois 60606
              Telephone: (312) 876-8000
              Telecopy: (312) 876-7934

              David R. Markin
              70 Blossom Way
              Palm Beach, Florida 33480
              Telephone: (561) 832-7148
              Telecopy: (561) 832-8574

              Martin L. Solomon
              P.O. Box 70
              Coconut Grove, Florida 33233
              Telephone: (305) 662-9206
              Telecopy: (305) 662-8632

              Allan R. Tessler
              P.O. Box 9205
              1100 Pine Siskin
              Jackson, Wyoming 83001
              Telephone: (307) 733-1815
              Telecopy: (307) 733-1817


              Wilmer J. Thomas, Jr.
              272 Undermountain Road
              Salisbury, Connecticut 06068
              Telephone: (203) 435-2546
              Telecopy: (203) 435-2548


       with a copy to:

              Hutton Ingram Yuzek Gainen
                Carroll & Bertolotti
              250 Park Avenue
              New York, New York 10177
              Attn: Paulette Kendler, Esq.
              Telephone: (212) 907-9650
              Telecopy: (212) 907-9681


       if to ACHC, prior to or after the Closing, to:

              American Country Holding Corp.
              c/o Checker Motors Corporation
              2016 North Pitcher Drive
              Kalamazoo, MI 49007
              Attn: David R. Markin
              Telephone: (616) 343-6121
              Telecopy: (616) 343-6823

       with a copy to:

              Hutton Ingram Yuzek Gainen
                Carroll & Bertolotti
              250 Park Avenue
              New York, New York 10177
              Attn: Paulette Kendler, Esq.
              Telephone: (212) 907-9650
              Telecopy: (212) 907-9681


       if to the Company or ACFS, prior to the Closing, to:

              American Country Insurance Company
              222 N. LaSalle Street
              Chicago, Illinois 60601-1105
              Attention: Edwin W. Elder, President
              Telephone: (312) 456-2000
              Telecopy: (312) 456-2605


       with a copy to:

              Hutton Ingram Yuzek Gainen
                Carroll & Bertolotti
              250 Park Avenue
              New York, New York 10177
              Attention: Paulette Kendler, Esq.
              Telephone: (212) 907-9650
              Telecopy: (212) 907-9681


       if to Sub 2, Sub 1 or Western after the Closing, to:

              The Western Systems Corp.
              c/o Janney Montgomery Scott Inc.
              26 Broadway
              New York, New York 10004
              Attention: William J. Barrett, Chairman
              Telephone: (212) 510-0688
              Telecopy: (212) 510-0683


              Martin L. Solomon
              P.O. Box 70
              Coconut Grove, Florida 33233
              Telephone: (305) 662-9206
              Telecopy: (305) 662-8632
       with a copy to:

              Paul, Weiss, Rifkind, Wharton & Garrison
              1285 Avenue of the Americas
              New York, New York 100196064
              Attention: Judith R. Thoyer, Esq.
              Telephone: (212) 373-3002
              Telecopy: (212) 757-3990

       and a copy to:

              Epstein Becker & Green, P.C.
              250 Park Avenue--12th Floor
              New York, New York 10177
              Attention: Sidney Todres, Esq.
              Telephone: (212) 351-4735
              Telecopy: (212) 661-0989

     or at such other address for a party as shall be specified by like notice.

 12.12 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in New York County for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.11 herein shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

 12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

 12.14 Certain Definitions. The following terms shall have the meanings set forth for purposes of this Agreement and the Disclosure Schedule.

     "Accredited Investor" shall have the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

     "ACFS" is defined in the Recitals.

     "ACFS Acquired Assets" is defined in Section 1.2.

     "ACFS Assumed Liabilities" is defined in Section 1.4(a).

     "ACFS Assignment Agreement" means the ACFS Assignment Agreement referred to in Section 1.5, in such form as may be agreed to by the parties hereto.

     "ACFS Assumption Agreement" means the ACFS Assumption Agreement referred to in Sections 8.11 and 9.7.

     "ACFS Excluded Assets" is defined in Section 1.2(b).

     "ACFS Excluded Liabilities" is defined in Section 1.4(b).

     "ACHC" is defined in the Recitals.

     "Acquired Assets" is defined in Section 1.2.

     "Acquisition Proposal" is defined in Section 5.5.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act. For purposes of this Agreement, the Company and ACFS each shall be deemed to be an Affiliate of each of ACHC and the Former Shareholders.

     "A.M. Best" means the A.M. Best Company, Inc.

     "Amended and Restated Buyer Note" means any of the Non-Recourse Promissory Notes, each dated April 17, 1997, by ACHC to each of the Noteholders.

     "Ancillary Document" means the Officer's Certificate, the Former Shareholders' Certificate, Western's Certificate, the Buyer's Certificate or any other document executed in connection herewith.

     "Assignment Agreement" shall mean the Assignment and Assumption Agreement, dated as of April 17, 1997, by and among CRA, SCSM, ACHC, the Company and ACFS.

     "Assumed Liabilities" is defined in Section 1.4(a).

     "Automatic Repurchase and Pledge Agreement" means the Amended and Restated Repurchase and Pledge Agreement, dated as of April 17, 1997, among the David R. Markin Charitable Remainder Unitrust #1 dated December 16, 1996, Martin L. Solomon, the Martin L. Solomon 1996 Charitable Remainder Unitrust, the Allan R. Tessler Charitable Remainder Unitrust #1 dated December 16, 1996, the Douglas Trust, Jay H. Harris and American Country Holding Corp.

     "Best's Rating" shall mean A.M. Best's opinion, expressed as a rating, of the Company's financial condition and operating performance.

     "Books and Records" is defined in Section 6.2(a).

     "Business" means individually and collectively the Company and ACFS, and any predecessor to any of them.

     "Business Benefit Plans" shall mean (1) each and every "employee benefit plan," as defined in Section 3(3) of ERISA, maintained or contributed to by the Business or in which the Business participates (or at any time during the preceding five years maintained, contributed to or otherwise participated in),
(2) whether or not an "employee benefit plan" as so defined, each and every pension, supplemental pension, accidental death and dismemberment, life and health insurance benefits (including medical, dental, vision and hospitalization), short or long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition reimbursement, service award, company car, scholarship, relocation, patent award, fringe benefit, and other employee benefit arrangements, plans, contracts, policies or practices of the Business providing employee or executive compensation or benefits to one or more Employees, or each (3) each and every plan or arrangement adopted, maintained or contemplated to be adopted or maintained by the Business pursuant to the covenants contained in Article X of this Agreement. The term "Business Benefit Plan" shall include the American Country Insurance Company Pension Plan and the American Country Insurance Company 401(k) Plan.

     "Buyer" is defined in the Recitals.

     "Buyer's Certificate" is defined in Section 9.1.

     "Claims" is defined in Section 6.3(b).

     "Closing" is defined in Section 1.5.

     "Closing Date" is defined in Section 1.5.

     "CMC" means Checker Motors Corp., a Delaware corporation that was formerly a subsidiary of SCSM and formerly known as CMC Kalamazoo Inc.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitments" is defined in Section 2.6.

     "Company" is defined in the Recitals.

     "Company Acquired Assets" is defined in Section 1.1(a).

     "Company Acquired Policies" is defined in Exhibit 1.1(a).

     "Company Assumed Liabilities" is defined in Section 1.3(a).

     "Company Assignment Agreement" means the Company Assignment Agreement referred to in Section 1.5, in such form as may be agreed to by the parties hereto.

     "Company Assumption Agreement" means the Company Assumption Agreement referred to in Sections 8.11 and 9.7.

     "Company Business" means the underwriting and marketing of commercial property and casualty insurance, including specialty transportation coverage (taxi cabs and limousines), and personal insurance lines for auto and homeowners' coverage.

     "Company Excluded Assets" is defined in Section 1.1(b).

     "Company Excluded Liabilities" is defined in Section 1.3(b).

     "Company's Insurers" is defined in Section 6.3(b).

     "Company 401(k) Plan" is defined in Section 10.2.

     "Company Pension Plan" is defined in Section 10.1.

     "Comparable GAAP Statements" is defined in Section 2.2(b)(iv).

     "Confidentiality Agreement" is defined in Section 5.3.

     "CRA" means CRA Holdings Inc., a Delaware corporation that was formerly known as Great Dane Holdings, Inc.

     "Disclosure Schedule" is defined in Section 2.1.

     "DOL" means the United States Department of Labor.

     "Employees" means all current employees (including those on lay-off, disability or leave of absence, whether paid or unpaid), former employees and retired employees of the Business, and the term "Employee" shall mean any of the Employees.

     "Encumbrance" means any mortgage, pledge, lien, charge, title defect, claim, objection, security interest or other encumbrance with respect to any Acquired Asset.

     "Environmental Claim" means any and all administrative, regulatory or judicial actions, causes of action, suits, obligations, liabilities, losses, proceedings, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims (including any claims involving liability in tort, strict, absolute or otherwise), liens, notices of noncompliance or violation, and legal and consultant fees and costs of investigations or proceedings, relating in any way to any Environmental, Health and Safety Law, or arising from the presence or release (or alleged presence or release) into the environment of any Hazardous Substance (hereinafter "Claims") including, without limitation, and regardless of the merit of such Claim, any and all claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental, Health and Safety Law or any alleged injury or threat of injury to human health, safety, natural resources or the environment.

     "Environmental, Health and Safety Laws" means all federal and state laws, rules and regulations relating to health, safety, hazardous substances, and environmental matters. Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. ' 6901 et seq., as amended; CERCLA; the Toxic Substances Control Act, 15 U.S.C. ' 2601 et seq., as amended, the Clean Water Act, 42 U.S.C. ' 466 et seq., as amended; the Clean Air Act, 46 U.S.C. ' 7401 et seq., as amended.

     "Environmental Matters" means any matter arising out of or relating to Environmental Health and Safety Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" is defined in Section 1.2(b).

     "Excluded Liabilities" is defined in Section 1.4(b).

     "Expenses" is defined in Section 12.9(b).

     "Financial Statements" is defined in Section 2.2(b).

     "Former Shareholders" is defined in the Recitals.

     "Former Shareholders' Certificate" is defined in Section 8.1.

     "FTC" is defined in Section 7.2.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "GAAP Financial Statements" is defined in Section 2.2(b).

     "Governmental Entity" means a court, legislature, governmental agency, commission or administrative or regulatory authority or instrumentality, domestic or foreign.

     "Hazardous Substance" means any substance, material, product, derivative, compound, mixture, mineral, chemical, waste, medical waste or gas, in each case whether naturally occurring, human-made or the by-product of any process, including but not limited to petroleum or petroleum products that is now or hereafter becomes defined or included within the definition of a "hazardous substance," "hazardous waste," "hazardous material," "toxic chemical," "toxic substance," "hazardous chemical," "extremely hazardous substance," "pollutant," "contaminant," or any other words of similar meaning under any Environmental, Health and Safety Laws.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification Agreement" is defined in Section 8.12.

     "Indemnitee" is defined in Section 12.2(c)(i).

     "Indemnitor" is defined in Section 12.2(c)(i).

     "Insurance Contracts" mean any contract of insurance to which the Company is a party, including, without limitation, insurance contracts, reinsurance contracts, fidelity bonds, surety bonds and funding agreements.

     "Insurance Law" means any Law relating to the insurance business or the operations thereof.

     "Insurance License" means a Permit granted by a Governmental Entity to transact insurance business.

     "Insurance Policies" is defined in Section 2.16.

     "Insurance Reports" is defined in Section 2.17(a).

     "Investment Assets" shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests and other equity interests (including, without limitation, equity interests in Subsidiaries), real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

     "Justice Department" is defined in Section 7.2.

     "Law" means an applicable law, ordinance, rule or regulation enacted or promulgated, or an order issued or rendered, by any Governmental Entity.

     "Leased Property" is defined in Section 2.13(b).

     "Litigation" is defined in Section 2.7.

     "Losses" means any and all claims, lawsuits, liabilities, damages, costs (including court costs) or expenses (including, without limitation, reasonable attorneys' and accountants' fees and any disbursements of either of them).

     "Material Adverse Effect" means any event, occurrence, fact, condition, change or effect that, individually or in the aggregate, is materially adverse to the business, operations or financial condition of the Company and its subsidiaries or ACFS taken as a whole, it being understood that in evaluating the financial condition of the Company and ACFS, the working capital, assets and liabilities of the Company and ACFS, shall inter alia, be considered.

     "Most Recent Consolidated GAAP Financial Statements" is defined in Section 2.2(b)(ii).

     "Most Recent Fiscal Month End" is defined in Section 2.2(ii).

     "Most Recent Fiscal Year End" is defined in Section 2.2(a)(i).

     "Most Recent Statutory Balance Sheet" means the balance sheet set forth in the Most Recent Statutory Financial Statements.

     "Most Recent Statutory Financial Statements" is defined in Section 2.2(a)(ii).

     "Multiemployer Plan" means a Business Benefit Plan which is a "multiemployer plan" as such term is defined in section 3(37) or section 4001(a)(3) of ERISA.

     "1997 Taxes" shall have the meaning set forth in the Assignment Agreement.

     "Noteholders" means, collectively, Martin L. Solomon 1996 Charitable Remainder Unitrust, Martin L. Solomon and The Douglas Trust.

     "Notice" is defined in Section 12.2(c)(i).

     "Officer's Certificate" is defined in Section 8.1.

     "Ordinary Course of Business" means the ordinary course of business of the Company and ACFS consistent with past custom and practice.

     "Parties" is defined in the Recitals.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permits" is defined in Section 2.8.

     "Permitted Exceptions" is defined in Section 2.4.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock Company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" is defined in Section 1.6.

     "Regulatory Filings" is defined in Section 2.17(b).

     "Reinsurance Assumption Agreement" means the Reinsurance Assumption Agreement referred to in Sections 8.11 and 9.7.

     "Releasee" is defined in Section 6.3(a).

     "Releasor" is defined in Section 6.2(a).

     "Reportable Event" has the meaning set forth in ERISA ' 4043.

     "Required Insurance Approvals" means the approval of the transactions contemplated hereby by the requisite insurance department, agency or commission in the states of Illinois, Indiana and any other jurisdictions where, in the aggregate, the failure to obtain such approval would have a Material Adverse Effect.

     "Required Insurance Filings" means any filing of or with respect to this Agreement with the requisite insurance department, agency or commission in each of the states of Illinois, Indiana, Iowa, Michigan and Wisconsin, and any other jurisdictions as required by applicable law.

     "SAP" means statutory accounting practices required or permitted by applicable insurance departments, commissions or regulatory authorities applied on a consistent basis.

     "SCSM" means SCSM Holdings, Inc., a Delaware corporation.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Seller" is defined in the Recitals.

     "Statutory Financial Statements" is defined in Section 2.2(a).

     "Stock" means the common stock, par value $100 per share, of the Company.

     "Stockholder Approval" means any approvals by the stockholders of Western necessary to effectuate the transactions contemplated by this Agreement.

     "Taxes" means (i) all United States federal, state or local taxes and foreign taxes, charges, levies, fees, imposts, duties or other assessments and all additions to tax, penalties and interest relating thereto and (ii) any Taxes (defined in (i) above) for which a Seller is liable (a) as a transferee, (b) as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written or (c) under Treasury Regulation Section 1.1502-6 or any comparable provision of state or local tax law.

     "Tax Statement" is defined in Section 7.1(c).

     "Tax Sharing Agreement" shall have the meaning set forth in paragraph 7(a) of the Assignment Agreement.

     "Territory" means the states of Illinois, Indiana, Michigan, Wisconsin and Iowa.

     "WARN Act" means Worker Adjustment and Retraining Notification Act of 1988, as amended.

     "Western" is defined in the Recitals.

     "Western's Certificate" is defined in Section 9.1.

 12.15 No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as in any manner creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 12.5 hereof). Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any Employee or former Employee (including any beneficiary or dependent thereof) of the Company or ACFS in respect of continued employment (or resumed employment) or any other matters, and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Business Benefit Plan.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the date first above written.

                                     AMERICAN COUNTRY INSURANCE COMPANY

                                     By: /s/ Edwin W. Elder, III
                                         -------------------------------
                                         Name: Edwin W. Elder, III
                                         Title: President

                                     AMERICAN COUNTRY FINANCIAL SERVICES CORP.

                                     By: /s/ Edwin W. Elder, III
                                         -------------------------------
                                         Name: Edwin W. Elder, III
                                         Title: President

                                     AMERICAN COUNTRY HOLDING CORP.

                                     By: /s/ Daniel R. DeLeo
                                         -------------------------------
                                         Name: Daniel R. DeLeo
                                         Title:

                                     THE WESTERN SYSTEMS CORP.

                                     By: /s/ William J. Barrett
                                         -------------------------------
                                         Name: William J. Barrett
                                         Title: Chairman of the Board

                                        /s/ Daniel R. DeLeo
                                        -------------------------------
                                        Daniel R. DeLeo

                                        /s/ Edwin W. Elder
                                        -------------------------------
                                        Edwin W. Elder

                                        /s/ Wayne R. Hannah, Jr.
                                        -------------------------------
                                        Wayne R. Hannah, Jr.

                                        /s/ David R. Martin
                                        -------------------------------
                                        David R. Martin

                                        /s/ Martin L. Solomon
                                        -------------------------------
                                        Martin L. Solomon

                                        /s/ Allan R. Tessler
                                        -------------------------------
                                        Allan R. Tessler

                                        /s/ Wilmer J. Thomas, Jr.
                                        -------------------------------
                                        Wilmer J. Thomas, Jr.